Exhibit 10.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Execution Version

EXCLUSIVE LICENSE AGREEMENT

between

ONCOLOGY VENTURE, APS

and

2-BBB MEDICINES BV

Dated as of March 27, 2017

Execution Version

-i-

-ii-

-iii-

Execution Version

LIST OF EXHIBITS

A	Clinical Development Plan
B	Product
C	Press Release

LIST OF SCHEDULES

1	Major Countries
2	Patents
3.6	Manufacturing
11.2(a)	Ownership
11.2(d)	Third Party Obligations

-iv-

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of March 27, 2017 (the “Effective Date”), between Oncology Venture, ApS, a company organized and existing under the laws of Denmark, whose principal place of business is located at Venlighedsvej 1, DK-2970 Hoersholm, Denmark (“OV”)

and

2-BBB Medicines BV, a company organized and existing under the laws of The Netherlands, whose principal place of business is located at J.H. Oortweg 19, Leiden Bioscience Park, 2333 CH Leiden, The Netherlands (“2-BBB”).

RECITALS

A. 2-BBB is a clinical stage biotechnology company focusing on enhanced drug delivery across the blood-brain barrier, which is currently developing one of its products (i.e., 2B3-101) combining 2-BBB’s brain drug targeting platform (i.e., G-Technology®) with the existing chemotherapeutic agent Doxorubicin to enable treatment of brain metastases and glioma.

B. OV and its Affiliates (defined below) desires to obtain an exclusive license under the 2-BBB Intellectual Property (defined below) to exclusively develop 2B3-101 pursuant to this Agreement. OV and 2-BBB have previously executed a Binding Term Sheet (dated September 22, 2016) (the “Binding Term Sheet”) setting out the primary terms of such proposed license.

C. 2-BBB is willing to grant to OV an exclusive license under the 2-BBB Intellectual Property for its product 2B3-101 subject to the conditions set forth in, and pursuant to, this Agreement.

AGREEMENT

In consideration of the mutual covenants set forth in this Agreement, OV and 2- BBB hereby agree as follows.

ARTICLE 1

Definitions and Rules of Construction

The definitions and rules of constructions set forth below shall apply throughout this Agreement.

Section 1.1 Definitions.

“2-BBB Intellectual Property” means 2-BBB Patents and 2-BBB Know-How.

“2-BBB Patents” means the Product-Specific Patents and the Platform Patents.

“2-BBB Know-How” means Know-How owned or Controlled by 2-BBB or its Affiliates as of the Effective Date or during the Term of this Agreement that is necessary or useful to Develop, Manufacture, or Commercialize the Product in the Field in the Territory.

“Adverse Event” has the meaning set forth in the Applicable Law for such term (or comparable term), and will generally mean any untoward medical occurrence in a subject in any Clinical Trial who has received a Product, medical device or placebo, and that does not necessarily have a causal relationship with such Product, medical device or placebo, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of the applicable Product, whether or not related to such Product.

“Affiliate” means, with respect to a Person, any Person that is controlled by, controls, or is under common control with such first Person, as the case may be. For purposes of this definition, the term “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the voting interest in the entity in question, or fifty percent (50%) or more interest in the income of the entity in question; provided, however, that if local Law requires a minimum percentage of local ownership of less than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local Law, be owned by foreign interests, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

“Annual Net Sales” means, on a Product-by-Product basis, total Net Sales by the Selling Parties in the Territory of such Product in a particular Calendar Year, it being understood and agree that “Annual Net Sales” does not include any sales of diagnostic products.

“Applicable Laws” means all applicable common law, statutes, ordinances, rules, regulations, guidances and orders of any Governmental Authority, including Regulatory Laws.

“Binding Term Sheet” has the meaning set forth in the recitals.

“Business Day” means a day on which banking institutions in both Amsterdam, The Netherlands and Copenhagen, Denmark are open for business, excluding any Saturday or Sunday.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.

“Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.

“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party which results in the stockholders or equity holders of such Party or any Parent Corporation not owning at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, or (b) except in the case of a bona fide equity or debt financings, whether private or public, in which a Party issues new shares of its capital stock or securities convertible into shares of such Party, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party or Parent Corporation or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates.

“Clinical Development Plan” means the development plan governing the Phase 2 Clinical Trial to be conducted by OV with respect to the Product, the initial draft of which is attached to this Agreement as Exhibit A, as may be amended from time to time by the JDC pursuant to Section 3.1.

“Clinical Trials” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing; (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed; or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.

“Combination Product” means a Product that contains one or more additional active ingredients (whether co-formulated or co-packaged) that are neither 2B3-101 nor generic compositions of matter equivalents thereof.

“Commercialization” means any and all activities of marketing, promoting, distributing, offering for sale or selling the Product in the Field in the Territory, including, for example, marketing, branding, pricing, distribution, sales, obtaining health insurance reimbursement coverage, market research, business analytics, pharmacovigilance and medical affairs activities, pre-commercial launch market development activities conducted in anticipation of Regulatory Approval to sell or market the Product, seeking pricing and reimbursement approvals for the Product (if applicable), preparing advertising and promotional materials, sales force training, and all interactions and correspondence with a Regulatory Authority regarding Clinical Trials commenced following Regulatory Approval. When used as a verb, “Commercialize” means to engage in Commercialization.

“Commercially Reasonable Efforts” means with respect to the performing Party, a level of efforts and resources, not less than reasonable efforts and resources, that is consistent with the efforts and resources that 2-BBB or OV, as applicable, typically devotes to a product or compound owned by it or to which it has rights of the type it has hereunder, or similar market potential at a similar stage in the development or product life thereof, taking into account scientific and commercial factors, including issues of safety and efficacy, product profile, the pricing and launching strategy for the respective product, difficulty in developing or manufacturing the Product, competitiveness of alternative Third Party products in the marketplace, the Patent or other proprietary position of the Product (including the ability to obtain or enforce, or have obtained or enforced, such Patent or other proprietary positions), the regulatory requirements involved and the potential profitability, cost, market share, price or reimbursement to the performing Party of the Product marketed or to be marketed.

“Competitive Product” means, other than the Product, any pharmaceutical product (i) that contains a Glutathione-enhanced PEG-liposomal formulation of Doxorubicin as an active ingredient(s) (including an active moiety) as such approved Product; (ii) is approved for use in such country pursuant to (a) Article 10.1 of Directive 2001/83/EC of the European Parliament and Council of 6 November 2001, or any enabling legislation thereof, or any amended or successor abbreviated route of approval, or (b) any Laws or abbreviated routes of approval in any other countries worldwide that are comparable to those described above; and (iii) is sold in the same country as such Product by any Third Party that is not a sublicensee of OV or its Affiliates and did not purchase such product in a chain of distribution that included any of OV or any of its Affiliates or its sublicensees. A pharmaceutical product that is AB-rated or comparably rated in any jurisdiction outside the United States to the applicable Product shall be a Competitive Product with respect to such Product in such country.

“Control” or “Controlled” means, with respect to any intellectual property right, information, documents or materials of a Party (or, as described below, a Future Acquirer), that such Party or its Affiliates, or a Future Acquirer, (a) owns or has a license to such intellectual property right, information, documents or materials (other than pursuant to this Agreement); and (b) has the ability to grant access, a license or a sublicense to such intellectual property right, information, documents or materials to the other Party as provided in this Agreement without violating an agreement with or other rights of any Third Party, provided that any intellectual property Controlled by a Future Acquirer of a Party shall not be treated as “Controlled” by such Party for purposes of this Agreement, except to the extent that, and only to the extent that, such intellectual property (i) is actually used by such Party or its Affiliates, or the Future Acquirer, to Develop, Manufacture or Commercialize the Product after the Future Acquirer qualifies as such; or (ii) comes under the Control of such Future Acquirer due to reference or access by such Future Acquirer to, or use by such Future Acquirer of, intellectual property of such Party. Notwithstanding the foregoing, with respect to any intellectual property acquired after the Effective Date for which a Party will be required to make payments to any Third Party in connection with the access, licenses and sublicenses granted to the other Party under this Agreement, such intellectual property shall not be treated as “Controlled” by the licensing Party except to the extent that, and only to the extent that and for so long as, the other Party agrees and does promptly pay to the licensing Party all such payments arising out of the grant of the license to the other Party (as mutually agreed between the Parties in good faith).

“Cover”, “Covering” or “Covered” means, with respect to a claim of a Patent and a Product, that the manufacture, use, offer for sale, sale or importation of the Product would infringe a Valid Claim of such Patent in the country in which such activity occurred, but for the licenses granted in this Agreement (or ownership thereof).

“Damages” means all claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees), or judgments, whether for money or equitable relief, of any kind and is not limited to matters asserted by Third Parties against a Party, but includes claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs (including reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments incurred or sustained by a Party in the absence of Third Party claims; provided that no Party shall be liable to hold harmless or indemnify the applicable indemnified party, as applicable, for any claims, threatened claims, damages, losses, suits, proceedings, liabilities, costs or judgments for punitive or exemplary damages, except to the extent the Party seeking indemnification is actually liable to a Third Party for such punitive or exemplary damages in connection with a claim by such Third Party.

“Data” shall mean all data and information generated, collected or filed, in relation to research and development activities relating to the Product in the Field in the Territory, including toxicology data, pharmacological data, non-clinical reports, clinical reports, single patient clinical report forms, data points and the databases, and stability data, chemical data, quality control data (excluding the closed portion of any drug master file), adverse event and pharmacovigilance data, marketing data, pharmaco-economic data, branding and naming research reports, and all CMC data (including CMC (chemistry, manufacturing and control) development reports).

“Development” means all activities related to research, preclinical testing, clinical development efforts, test method development and stability testing, assay development, toxicology, formulation, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including Clinical Trials) and clinical study regulatory activities, seeking Regulatory Approval and otherwise handling regulatory affairs, statistical analysis and report writing with respect to the Product. Development shall not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.

“EMA” means the European Medicines Agency, and any successor entity thereto.

“Expanded Field” shall mean any and all preventative, therapeutic and/or diagnostic uses related to cancer in humans.

“FDA” means the United States Food and Drug Administration (or any successor agency having the administrative authority to grant Regulatory Approval in the United States).

“Field” means, as of the Effective Date, the central nervous system (“CNS”) and/or cerebrocardiovascular drug application, including the (preventive) treatment of peripheral effects of agents causing CNS disease or symptoms. Effective on receipt by 2-BBB or its Affiliates to rights in the Expanded Field, references to “Field” in this Agreement shall be deemed to include rights so received in the Expanded Field from time to time.

“Field Action” means any action by a Party that meets the criteria of “recall,” “correction,” or “removal” or similar field or customer action as defined by applicable Regulatory Law, including where any event, incident or circumstance has occurred that may result in the need for a recall from the market, market suspension or market withdrawal of the Product by a Party in the Territory.

“First Commercial Sale” means, with respect to a Product and any country in the Territory, the first sale of such Product under this Agreement by a Selling Party for use in the Field to a Third Party in such country, after such Product has been granted Regulatory Approval for distribution, marketing and sale (in each case to the extent required by Applicable Laws) in the Field by the competent Regulatory Authorities in such country. For avoidance of doubt, First Commercial Sales exclude transfers or dispositions of a Product for charitable, promotional (including samples), pre-clinical, clinical or regulatory purposes.

“Force Majeure” means any war, revolution, civil commotion, act of terrorism, blockade, epidemic, embargo, labor strike or lock-out, scarcity of raw materials, flood, fire, earthquake, tsunami, nuclear disaster, unforeseen change in Applicable Law or similar event that is beyond the reasonable control of the Party affected.

“Future Acquirer” means the Third Party to any Change of Control transaction and any of such Third Party’s Affiliates.

“Good Clinical Practices” or “GCP” means the then-current ethical and scientific quality standards for designing, conducting, recording, and reporting trials that involve the participation of human subjects as are required by applicable Regulatory Authorities or Law in the relevant jurisdiction. In the United States, GCP shall be based on Good Clinical Practices established through FDA guidances (including Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6)), and, outside the United States, GCP shall be based on Guideline for Good Clinical Practice – ICH Harmonized Tripartite Guideline (ICH E6), as each may be amended and/or updated from time to time.

“Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 (or such other comparable regulatory standards in jurisdictions outside the United States, as they may be amended and/or updated from time to time).

“Good Manufacturing Practices” or “GMP” means all applicable then-current standards relating to manufacturing practices for fine chemicals, intermediates, bulk products and/or finished pharmaceutical products, including (a) all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, U.S. 21 C.F.R. Parts 210 and 211 and “The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products”, as each may be amended and/or updated from time to time, and (b) all Applicable Laws promulgated by any Governmental Authority having jurisdiction over the manufacture of any Product, as applicable.

“Governmental Authority” means in any country the government entity having authority over the manufacturing, marketing, selling, pricing, reimbursement, testing, investigating or regulating of the Product, and all states or other political subdivisions thereof and supranational bodies applicable thereto, including the European Union, and all agencies, commissions, officials, courts or other instrumentalities of the foregoing.

“Grant Project Agreement” means that certain agreement, by and between Stichting voor de Technische Wetenschappen, Stichting Koningin Wilhelmina Fonds voor de Nederlandse Kankerbestrijding (KWF Kankerbestrijding), VU University Medical Center, University Medical Center Utrecht (UMC), University of Twente and 2-BBB,signed by 2-BBB on February 5, 2017.

“IFRS” means the International Financial Reporting Standards developed by the International Accounting Standards Board (IASB).

“IND” means an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct Clinical Trials filed with or submitted to a Regulatory Authority in the applicable jurisdiction in conformance with the requirements of such Regulatory Authority.

“Insolvency Event” means that the Party has (a) commenced a voluntary proceeding under any insolvency law, or (b) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for 60 consecutive days, or (c) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, or (d) made a general assignment for the benefit of creditors, or (e) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law. For purposes hereof, the term “insolvency law” means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

“Inventions” means any process, method, composition of matter, article of manufacture, discovery, improvement or finding that is discovered, generated or invented (whether patentable or not) in the course of activities performed under this Agreement.

“ITRI Agreement” means that certain Technology and Patent License Agreement, by and between to-BBB Taiwan Ltd. (an Affiliate of 2-BBB) and Industrial Technology Research Institute (“ITRI”), dated 1 August 2008.

“Joint Know-How” means any Know-How that is conceived or developed or, in the case of Patentable Know-How, including any Inventions, jointly by one or more employees of 2-BBB or its Affiliates (or a Third Party acting on any of their behalf) and one or more employees of OV or its Affiliates (or a Third Party acting on any of their behalf) in the course of such Person’s performance of activities in connection with this Agreement.

“Joint Intellectual Property” means the Joint Know-How and the Joint Patents, and all intellectual property rights therein.

“Joint Patent” means any Patent that Covers Joint Know-How.

“Know-How” means (a) any research information (including trade secrets, inventions (whether patentable or not), methods, knowledge, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, chemical structures, sequences, processes, formulae, techniques, research data, reports, standard operating procedures and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithm and (b) tangible manifestations thereof. As used in this Agreement, “clinical test data” shall include all information related to clinical or non-clinical testing, including patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

“Knowledge” means knowledge after reasonable due inquiry with respect to the applicable facts and information.

“Major Country” means the countries listed hereto on Schedule 1.

“Manufacture” or “Manufacturing” means all operations necessary or appropriate to make, test, release, package, store, label, supply and ship a Product, in accordance with applicable packaging, controls industry standards, GMPs, Applicable Laws, and the Product’s specifications.

“Marketing Authorization Application” or “MAA” shall mean an application for Regulatory Approval in the European Union to market a product in any country, whether filed with the EMA under the centralized EMA filing procedure or a Regulatory Authority in any country in the European Union or any former country of the European Union.

“NDA” means a “New Drug Application,” as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations promulgated thereunder by the FDA and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any Regulatory Authority, including all documents, data, and other information concerning Product, which are necessary for gaining Regulatory Approval to market and sell Product in the relevant jurisdiction.

“Net Sales” means, on a country-by-country and Product-by-Product basis in the Territory, with respect to any period for each country, the gross amounts invoiced by OV, its Affiliates or its or their sublicensees (each, a “Selling Party”), as applicable, to non-sublicensee Third Parties for sales of a Product in the Field in such country, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid, incurred, allowed, accrued or specifically allocated by the Selling Parties with respect to the sale of such Product in such country: (a) discounts, including trade, quantity or cash discounts, credits, adjustments or allowances, including those granted on account of price adjustments, billing errors, rejected goods, or damaged goods, which discounts are applied on a basis consistent with the selling Person’s practices with respect to the selling Person’s other pharmaceutical products; (b) rebates and chargebacks allowed, given or accrued (including cash, governmental and managed care rebates, hospital or other buying group chargebacks, cash and non-cash coupons, retroactive price reductions, and governmental taxes in the nature of a rebate based on usage levels or sales of such Product); (c) sales, excise, turnover, inventory, value-added, import, export, excise (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable laws) and other taxes levied on, absorbed, determined or imposed with respect to the sale of such Product (excluding income or net profit taxes or franchise taxes of any kind); (d) freight and insurance charges, customs charges, postage, shipping, handling, REMS compliance costs and other transportation costs incurred in shipping such Product; (e) amounts paid or credited to customers for inventory management services; and (f) the portion of any management fees paid during the relevant time period to group purchasing organizations, wholesalers and managed care organizations to the extent determined by sales or utilization of such Product. Net Sales will be determined in accordance with IFRS. Without limiting the generality of the foregoing, transfers or dispositions of a Product for charitable, promotional (including samples), pre-clinical, clinical, or regulatory purposes will be excluded from Net Sales, as will sales or transfers of a Product among the Selling Parties.

Subject to the above deductions, Net Sales shall be deemed to occur on, and only on, the first sale by a Selling Party to a non-sublicensee Third Party. If non-monetary consideration is received by a Selling Party for the Product in the relevant country, Net Sales will be calculated based on the average price charged for such Product, as applicable, during the preceding period, or in the absence of such sales, the fair market value of the Product, as applicable, as determined by the Parties in good faith.

If a Product is sold as part of a Combination Product, Net Sales will be the product of (i) Net Sales of the Combination Product calculated as above (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the gross invoice price in such country of the Product comprising 2B3-101 as the sole therapeutically active ingredient; and

“B” is the gross invoice price in such country of the other therapeutically active ingredients contained in the Combination Product.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales will be calculated as above, but the gross invoice price in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variation in dosage units and the relative fair market value of each therapeutically active ingredient in the Combination Product.

“Order” means any award, injunction, judgment, decree, order, ruling, verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Out-of-Pocket Costs” means, with respect to certain activities hereunder, direct expenses paid or payable by either Party or its Affiliates to Third Parties (other than employees of such Party or its Affiliates) that are specifically identifiable and incurred to conduct such activities for the Product hereunder and have been recorded in accordance with either U.S. generally accepted accounting principles or International Financial Reporting Standards, as designated and used by the applicable Party in preparing its financial statements from time to time.

“OV Platform Technology” means all Patents and Know-How Controlled by OV and/or its Affiliates (a) as of the Effective Date, and (b) during the Term that do not Cover Inventions and are not Know-How arising in the course of the conduct of Development activities under this Agreement. The Parties understand and agree that any Patents, Know-How and/or Inventions related to OV’s proprietary biomarker generation platform Drug Response Predictor (DRP™) (including without limitation OV’s DRP™ biomarker for Doxorubicin/Epirubicin), and any new DRP™ biomarker created for Product, shall always be considered “OV Platform Technology” hereunder (unless, but only if, OV has specifically requested the research assistance of 2-BBB and such research assistance results in Joint Intellectual Property under a Clinical Development Plan).

“Parent Corporation” means any Person which owns, directly or indirectly, at least fifty percent (50%) of the outstanding voting securities of any Party.

“Party” means 2-BBB and/or OV, as the context requires.

“Patent” means any and all (a) patent applications filed under Applicable Laws in any jurisdiction, including all provisional applications, substitutions, continuations, continuations-in- part, divisions, renewals, and all patents granted thereon; (b) all patents, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof; and (c) any other form of government-issued right substantially similar to any of the foregoing.

“Person” means any individual or entity (including partnerships, corporations, limited liability companies, trusts and Governmental Authorities).

“Phase 1 Clinical Trial” means (a) both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial, or (b) a single trial that may contain elements of both a Phase 1a Clinical Trial and a Phase 1b Clinical Trial.

“Phase 1a Clinical Trial” means a human clinical trial of a compound, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase 1b Clinical Trial” means a human clinical trial of a compound, the principal purpose of which is a further determination of safety and pharmacokinetics (including exploration of trends of a biomarker-based or clinical endpoint-based efficacy relationship to dose which are not designed to be statistically significant) of the compound whether or not in combination with concomitant treatment after an initial Phase 1a Clinical Trial, prior to commencement of Phase 2 Clinical Trials or Phase 3 Clinical Trials, and which provides (itself or together with other available data) sufficient evidence of safety to be included in filings for a Phase 2 Clinical Trial or a Phase 3 Clinical Trial with Regulatory Authorities, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

“Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

“Pivotal Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects that, prior to commencement of the trial, satisfies both of the following ((a) and (b)):

(a) such trial is designed to establish that such product has an acceptable safety and efficacy profile for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support Regulatory Approval of such product, or a similar clinical study prescribed by the U.S. or EMA; and

(b) such trial is a registration trial sufficient for filing an application for a Regulatory Approval for such product in the U.S. or the EMA, as evidenced by (i) an agreement with or statement from the FDA or the EMA on a Special Protocol Assessment or equivalent, or (ii) other guidance or minutes issued by the FDA or EMA, for such registration trial.

“Platform Patents” means those Patents listed on Schedule 2 attached hereto under the heading “Platform Patents” as well as any Patent, other than the Product-Specific Patents, owned or Controlled by 2-BBB or its Affiliates as of the Effective Date and during the Term that: (a)(i) claims or Covers any 2-BBB Know-How and/or the Product, and (ii) is necessary or useful to Develop, Manufacture or Commercialize the Product in the Field in the Territory, and (b) does not specifically describe or reference a Product or exploitation of a Product in the Field. For clarity, a Patent owned or Controlled by 2-BBB or its Affiliates that arises after the Effective Date cannot be both a Platform Patent and a Product-Specific Patent.

“Product-Specific Patents” means those Patents listed on Schedule 2 attached hereto under the heading “Product-Specific Patents” as well as any Patent, other than the Platform Patents, owned or Controlled by 2-BBB or its Affiliates as of the Effective Date and during the Term that: (a)(i) claims or Covers any 2-BBB Know-How and/or the Product, and (ii) is necessary or useful to Develop, Manufacture or Commercialize the Product in the Field in the Territory, and (b) specifically describes or references a Product or exploitation of a Product in the Field. For clarity, a Patent owned or Controlled by 2-BBB or its Affiliates that arises after the Effective Date cannot be both a Platform Patent and a Product-Specific Patent.

“Product” means all preparations, compositions and formulations of 2-BBB’s pharmaceutical drug known as 2B3-101 (as more specifically described on Exhibit B), a cancer drug that is a Glutathione-enhanced PEG-liposomal formulation of the chemotherapeutic Doxorubicin, together with all current and future formulations, versions, compositions and presentations of product, together with any improvements or modifications, that use 2B3-101 as its active pharmaceutical ingredient alone or in combination with other therapeutically or prophylactically active pharmaceutical ingredients as part of a Combination Product.

“Product Complaint” means any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, delivery, effectiveness or performance of the Product after it is released by OV for distribution.

“Proprietary Information” means a Party’s trade secrets, know-how, business plans, manufacturing processes, clinical strategies, product specifications, scientific data, market analyses, formulae, designs, training manuals and other non-public information (whether business, financial, commercial, scientific, clinical, regulatory or otherwise) that the Party treats as proprietary and uses Commercially Reasonable Efforts to protect.

“Prosecute” or “Prosecution” means, with respect to Patents, the preparation of, filing for, prosecuting, responding to oppositions, nullity actions, re-examinations, revocation actions and similar proceedings (including conducting or participating in interference, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto) filed by Third Parties against, and maintaining, Patents.

“Regulatory Approval” means the approval and authorization of a Regulatory Authority in a country or regulatory jurisdiction necessary to develop, manufacture, distribute, sell or market a pharmaceutical product in that country or regulatory jurisdiction (including without limitation all applicable pricing and reimbursement approvals in any country or regulatory jurisdiction in the Territory, other than the United States, whether or not required under Applicable Laws (all such applicable pricing and reimbursement approvals, “Pricing and Reimbursement Approval”)); it being understood and agreed that, if OV enters into a Program Acquirer Agreement with a Program Acquirer for Development of the Product that does not require Pricing and Reimbursement Approval for purposes of satisfying milestone payment obligations owed to OV in connection with Regulatory Approval of the Product in the Territory under the Program Acquirer Agreement, Pricing and Reimbursement Approval shall not be required for purposes of achieving the Development Milestone Events hereunder.

“Regulatory Authority” means, with respect to any country or jurisdiction, any Governmental Authority involved in granting Regulatory Approval or in administering Regulatory Laws in that country or jurisdiction.

“Regulatory Documentation” shall mean all applications, registrations, licenses, authorizations, approvals (including all Regulatory Approvals), and correspondence (registration and licenses, pricing and reimbursement correspondence, regulatory drug lists, advertising and promotion documents) submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents in connection therewith, and all non-clinical, preclinical trials and Clinical Trials, tests and biostudies, relating to the use of the Product in the Field, or as required for regulatory purposes (including all Regulatory Approvals) and all Data contained in any of the foregoing, including all INDs, NDAs and Regulatory Approvals, regulatory drug lists, advertising and promotion documents, manufacturing data and records, drug master files, inspection reports, Data from Clinical Trials, the SMS Oncology Report, adverse event files and complaint files, in each case related to the Product in the Field, or as required for regulatory purposes.

“Regulatory Laws” means all Applicable Laws governing the import, export, testing, investigation, manufacture, marketing or sale of a product, or establishing recordkeeping or reporting obligations for Product Complaints or Adverse Events, or relating to Field Actions or similar regulatory matters.

“Right of Reference or Use” means a “Right of Reference or Use” as that term is defined in 21 C.F.R. §314.3(b), and any non-United States equivalents.

“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing on the First Commercial Sale of any Product in such country and expiring upon the latest of (a) the expiration of the last Valid Claim of a Patent within (i) the 2-BBB Intellectual Property and/or (ii) the Joint Intellectual Property in such country (if, but only if, such Joint Intellectual Property arose from activities under the Clinical Development Plan) , or (b) the tenth (10th) anniversary of the date of First Commercial Sale of such Product in such country.

“Sale Agreement” means that certain sales agreement between 2-BBB and the receiver (Mr. Udink) dated 24 March 2015 (including an addendum to this sales agreement dated 7 September 2015).

“SMS Oncology Report” means the clinical trial study report for prior clinical trials of 2B3-101 (Study No. SMS-0357/2B3-101-CR-001) being prepared, as of the Effective Date, by SMS Oncology BV, a clinical research organization having offices at Science Park 408, 1098 XH Amsterdam, The Netherlands, which Report was ordered by 2-BBB for the benefit of OV and paid for by OV and shall be owned by 2-BBB; it being understood and agreed that 2-BBB’s interest in the “SMS Oncology Report” shall be deemed included in the Data transferred to OV hereunder.

“Successful Completion” means that the Phase 2 Clinical Trial to be conducted by OV and/or its Affiliates or sublicensees hereunder results in at least a fifty percent (50%) increase of response rate or progression free survival in treated patients as compared to a patient population in which DRP™ biomarker was not used to select patients (as defined in the SMS Oncology Report).

“Territory” means worldwide.

“Third Party” means any Person other than the Parties and their Affiliates.

“US” or “United States” means the United States of America.

“Valid Claim” means, with respect to a particular country, (a) a claim of a pending Patent claiming priority from any Patent that has been pending for no more than five (5) years following the earliest priority filing date for such Patent and that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling or (b) a claim of an issued and unexpired Patent and that has not been held permanently revoked, held unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; it being understood and agreed that “Valid Claims” shall only apply to claims for the composition of matter or method of use of a Product in the Field. For clarity, a claim of a patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issued and is otherwise described by clause (a) of the foregoing sentence shall again be considered to be a Valid Claim once it issues. A Product is “Covered” by a Valid Claim if its registration, manufacture, use, sale, offer for sale, marketing, Commercialization, distribution, importation or exportation by OV in a given country in the Territory would, but for the rights granted by 2-BBB to OV under this Agreement, infringe such Valid Claim.

Section 1.2 Terms Defined Elsewhere in this Agreement.

Capitalized terms defined in other provisions of this Agreement shall have the meanings specified therein. Those terms include the following:

Term	Section

2-BBB	Preamble

Term	Section

2-BBB Indemnified Parties	Section 10.2(a)
2-BBB Trademarks	Section 2.4(a)
Additional Third Party License	Section 7.2(e)
Agreement	Preamble
Auditee	Section 13.2(e)
Audit Rights Holder	Section 13.2(e)
Audit Team	Section 13.2(a)
Business Program	Section 5.2
Challenge	Section 14.2(e)
Claim	Section 10.1
Confidential Information	Section 12.1(a)
Development Milestone Events	0
Dispute	Section 15.3
Effective Date	Preamble
ICC	Section 15.3
Infringement Claim	Section 9.6
JDC	Section 3.1(a)
OV	Preamble
OV Indemnified Parties	Section 10.1
OV Know-How	Section 9.1(b)
OV Patents	Section 9.1(b)
OV Technology	Section 9.1(b)
Program Acquirer	Section 6.1
Program Acquirer Agreement	Section 6.1
Recovery	Section 9.4(a)
Rules	Section 15.3
Sales Milestone Events	0
Term	Section 14.1
Trademark Recovery	Section 9.7

Section 1.3 Rules of Construction.

(a) Elements of this Agreement. When a reference is made in this Agreement to a Recital, an Article, a Section, a Schedule, an Attachment or an Exhibit, such reference is to a Recital, Article or Section of, or a Schedule, Attachment or Exhibit to, this Agreement, unless otherwise indicated.

(b) Meaning of “Include” and Variations Thereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be understood to be followed by the words “without limitation.”

(c) Use of Pronouns. Pronouns, including “he,” “she” and “it,” when used in reference to any person, shall be deemed applicable to entities or individuals, male or female, as appropriate in any given case.

(d) Headings. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

(e) Variations on Terms. Standard variations on defined terms (such as the plural form of a term defined in the singular form, and the past tense of a term defined in the present tense) shall be deemed to have meanings that correlate to the meanings of the defined terms.

(f) Currency References. All references to “dollars” or “$” shall be deemed to be references to the lawful currency of the United States.

ARTICLE 2

Grant of Rights

Section 2.1 Grant of 2-BBB Intellectual Property and Retention of Rights.

(a) During the Term, subject to the terms and conditions of this Agreement, 2-BBB, on behalf of itself and its Affiliates, hereby grants to OV and OV’s Affiliates an exclusive (even as to 2-BBB), royalty-bearing right and license under the 2-BBB Intellectual Property to develop, make, have made, store, use, sell, have sold, import, export and otherwise Commercialize Product in the Field in the Territory. For clarity, in the foregoing sentence, “exclusive” means that neither 2- BBB nor its Affiliates shall, for its or their own account, and shall not grant to any Third Party the right and license under the 2-BBB Intellectual Property to, develop, make, have made, store, use, sell, have sold, import, export and otherwise commercialize Product in the Field in the Territory.

(b) 2-BBB, on behalf of itself and its Affiliates, hereby grants OV and OV’s Affiliates a Right of Reference or Use to all Data and Regulatory Documentation (including all Regulatory Approvals) related to the Product owned or Controlled by 2-BBB or its Affiliates as of the Effective Date and during the Term for all uses in connection with the Product for Development, Manufacturing and Commercialization in the Field in the Territory.

(c) OV hereby grants to 2-BBB a non-exclusive license, with the right to sublicense to use the 2-BBB Intellectual Property for the specific research purpose as further described in the Grant Project Agreement solely for pre-clinical research in pediatric cancers in combination therapy with other pharmaceutical products (and in no case involving Development involving Clinical Trials or Commercialization of the Product). Any Patents or Know-How resulting from use of such non-exclusive license by 2-BBB and its Affiliates and permitted sublicensees, which shall be owned by 2-BBB or its Affiliates, shall be deemed included in the 2-BBB Intellectual Property. Any Patents or Know-How resulting from use of such non-exclusive license by 2-BBB and its Affiliates and permitted sublicensees, which shall not be owned by 2-BBB or its Affiliates, shall not be deemed included in the 2-BBB Intellectual Property. In the latter case, 2-BBB shall assist OV and use its Commercial Reasonable Efforts to obtain a license to these Patents or Know- How on fair market conditions.

Section 2.2 Sublicenses.

(a) OV shall have the right to grant sublicenses with respect to OV’s rights and obligations under this Agreement to (i) any Affiliates of OV and (ii) Third Parties; provided that, with respect to sublicenses granted to Third Parties, subject to Section 6.1, (x) OV provides 2-BBB with written notice of such sublicense promptly after the grant of such sublicense, which notice shall not be required for rights granted to distributors, wholesalers or marketing agents, (y) such sublicense shall be in writing and shall be consistent with the applicable terms and conditions of this Agreement, and (z) OV shall remain responsible for performance of this Agreement.

(b) Should this Agreement terminate for any reason, 2-BBB shall have the right but not the obligation to grant such sublicensee a direct license to the 2-BBB Intellectual Property in the Territory and the Field.

Section 2.3 Expanded Field. 2-BBB shall use its Commercially Reasonable Efforts to obtain the Expanded Field from ITRI and its Affiliates within twelve (12) months following the Effective Date; provided, that in the event 2-BBB and/or its Affiliates are unable to obtain such rights within twelve (12) months following the Effective Date, the rest of the terms and conditions of this Agreement with respect to obtaining rights to the Expanded Field shall remain in effect (subject to Section 7.2(a)). The Parties understand and agree that, effective on 2-BBB’s or its Affiliates’ receipt of the Expanded Field (whether or not prior to twelve (12) months following the Effective Date), the rights and licenses granted to OV hereunder shall automatically be deemed to include the Expanded Field. If 2-BBB has not been able to obtain rights to the Expanded Field within twelve (12) months of the Effective Date, the Parties understand and agree that OV shall be entitled to directly negotiate with ITRI, its Affiliates or any other Third Party for the Expanded Field. For the avoidance of doubt, during the first twelve (12) months of this Agreement, OV shall not be entitled to directly negotiate with and/or contact ITRI, its Affiliates or any other Third Party for the Expanded Field without the prior written approval of 2-BBB.

Section 2.4 Trademark(s).

(a) Subject to the terms and conditions of this Agreement, 2-BBB hereby grants to OV and its Affiliates an exclusive, sublicensable, right to use the trademark(s) associated with the Product for use in the Field in the Territory (the “2-BBB Trademarks”); provided, however, that OV shall not be obliged to use such trademark(s). 2-BBB shall be the sole and exclusive owner of the 2-BBB Trademark(s). OV acknowledges the rights of 2-BBB in and to the 2-BBB Trademark(s) and agrees that: (i) OV has not acquired, and OV will not represent in any manner that OV has acquired, any ownership rights in the 2-BBB Trademark(s); (ii) the restrictions and limitations with respect to OV’s use of the 2-BBB Trademark(s) under this Agreement apply to all forms and formats used in commerce; and (iii) all goodwill associated with the 2-BBB Trademark(s) is the property of 2-BBB and shall inure directly and exclusively to the benefit of 2- BBB.

(b) To the extent OV or its Affiliates uses any 2-BBB Trademark(s), OV shall, and shall cause its Affiliates, to use such trademark(s) in accordance with, and subject to, the terms of this Agreement and any other non-monetary conditions or other requirements that are reasonably necessary to maintain quality control, as imposed by 2-BBB in writing from time to time. It is understood that OV shall not acquire and shall not claim any title to such 2-BBB Trademark(s) adverse to 2-BBB by virtue of the license granted herein. In order to preserve the inherent value of the 2-BBB Trademark(s), OV shall use reasonable efforts to ensure that its or its Affiliates use, if any, of the 2-BBB Trademark(s) conforms to reasonable industry standards for quality and otherwise complies with all Applicable Laws. OV shall use reasonable efforts to ensure that it or its Affiliates include all markings and legends in connection with its/their use of the 2-BBB Trademark(s) as required by Applicable Laws or reasonably appropriate in order to give appropriate notice of trademark rights. At 2-BBB’s written request, OV agrees to assist 2-BBB to the extent reasonably necessary to verify OV’s compliance with the foregoing quality control and markings provisions. 2-BBB retains any and all rights under the 2-BBB Trademark(s) relating to the Product that are registered by 2-BBB necessary for 2-BBB to perform its obligations under this Agreement. 2-BBB shall retain any and all exclusive rights to the 2-BBB Trademark(s) relating to the Product. 2-BBB shall be solely responsible for maintaining and renewing, enforcing and defending, the 2-BBB Trademarks and shall solely bear the costs associated therewith.

(c) Subject to the terms and conditions of this Agreement, OV and/or its designee shall have the right, but not the obligation, to register its own trademark(s) relating to the use of the Product in the Field in the Territory. Neither 2-BBB nor any of its Affiliates will challenge any such trademark applications that OV or its designee files.

Section 2.5 Rights to Improvements. OV, its Affiliates and permitted sublicensees shall have the right to make improvements to the 2-BBB Intellectual Property, and to utilize such improvements to develop, make, have made, store, use, sell, have sold, import, export and otherwise commercialize Product in the Field in the Territory.

ARTICLE 3

Product Development

Section 3.1 Governance.

(a) Within thirty (30) days after the Effective Date, 2-BBB and OV will establish a joint development committee (the “JDC”) to implement and oversee Development activities in the Field in the Territory pursuant to the Clinical Development Plan, and will serve as a forum for exchanging data, information and Development strategy regarding the Product. The JDC will consist of five (5) voting representatives, which initial representatives shall be as follows: (i) for OV, Peter Buhl-Jensen (who shall serve as Chairman), Steen Knudsen and Mogens Winkel Madsen; (ii) for 2-BBB, Pieter Gaillard; and (iii) one (1) additional member as the Parties shall mutually agree from time to time. OV shall additionally have the right to appoint a non-voting member to sit on the JDC, which initial non-voting member shall be Bruce Pratt. Each Party will designate a JDC member who will be the primary contact on the JDC for that Party. Each Party may send a delegate to a meeting of the JDC or replace any or all of its representatives on the JDC at any time upon written notice to the other in accordance with Section 15.6 of this Agreement. Notwithstanding anything to the contrary contained herein, the Parties understand and agree that the JDC shall be disbanded upon the earlier to occur of (x) Regulatory Approval of the Product by (1) the FDA, (2) the European Medicines Agency or (3) any Regulatory Authority in the United Kingdom, Germany or France and (y) the execution of the Program Acquirer Agreement; it being understood that, for clarity, all further Development activities shall either be, subject to ARTICLE 6, conducted by OV or the Program Acquirer and/or their Affiliates or sublicensees (provided that the Parties may agree to certain joint development activities of Product under this Agreement pursuant to the Clinical Development Plan). On a semi-annual basis during the Term after upon disbandment of the JDC, OV shall deliver to 2-BBB a detailed written report summarizing the Development and Commercialization activities conducted by or on behalf of OV with respect to the Product hereunder.

(b) The JDC shall meet at least once per Calendar Quarter (or more frequently as the Parties deem necessary) in person or by video or telephone conference. Meetings of the JDC that are held in person shall be held at the offices of OV, or at such other place as the Parties may agree. Each Party will bear its own costs for travel, accommodation and the like in relation to attending such meetings. The specific timing and location of the JDC meetings will be determined by the Chairman (provided, that such meetings shall only be held on dates as such Parties mutually agree). An agenda shall be agreed upon by the JDC members and be distributed to the Parties by OV no less than ten (10) Business Days before any meeting. OV shall be responsible for creating the meeting minutes. OV will bear the aforementioned costs of the additional member and the non- voting member of the JDC in relation to attending the meetings of the JDC. Each Party shall use reasonable efforts to cause its representatives to attend the meetings of the JDC, provided that at least one (1) of OV’s representatives and the 2-BBB representative must be present at each meeting. Each JDC representative shall have one (1) vote on the JDC.

(c) The JDC will be responsible for (i) implementing and overseeing the Clinical Development Plan and regulatory strategy for the Product in the Field in the Territory, (ii) attempting to resolve disputes arising under this Agreement with respect to Development activities and (iii) performing such other Development functions set forth in this Agreement.

(d) Except as otherwise set forth in this Agreement, all decisions of the JDC shall be made by a simple majority vote (consisting of more than fifty percent (50%) of the votes cast), with each representative having one (1) vote. If the JDC cannot agree on a matter for which the JDC has decision-making authority within fifteen (15) Business Days after it has met and attempted to reach such decision, then the Chairman shall have the controlling vote and decision.

Section 3.2 Development. Subject to Article 6, OV (directly or through one or more Affiliates and/or sublicensees) shall either (a) be solely responsible for, and use Commercially Reasonable Efforts to, obtain Regulatory Approval for the Product in the Field in the Major Countries, whether or not pursuant to the Clinical Development Plan, or (b) enter into an agreement with a Program Acquirer pursuant to Section 6.1 for the further Development of Product. Subject to the terms and conditions of this Agreement, OV shall bear one hundred percent (100%) of all costs and expenses associated with the Development of Product.

Section 3.3 Transfer. Within sixty (60) days after the Effective Date, 2-BBB shall disclose and provide to OV, at 2-BBB’s cost, all tangible embodiments of data and information concerning the 2-BBB Intellectual Property, Regulatory Documentation and Data (including as applicable (a) all safety data for the Product and (b) by providing reasonable assistance with respect to the transfer of ownership, control and sponsorship, as applicable, of any INDs relating to the Product, as well as preclinical and clinical data, manufacturing and CMC data, in its Control as of the Effective Date critical to, necessary or useful for developing, making, using or selling Products in the Territory).

Section 3.4 Assistance. During the Term, 2-BBB will cooperate with OV to provide reasonable assistance requested by OV to facilitate the transfer of (a) ownership, control and sponsorship, as applicable, of any INDs relating to the Product, (b) Development, Manufacture and Commercialization responsibilities to OV as required under this Agreement, including providing reasonable assistance with respect to regulatory and Manufacturing transition matters related to Product, and (c) the Know-How licensed to OV under Section 2.1, including without limitation preclinical and clinical data, manufacturing and CMC data, in its Control as of the Effective Date critical to, necessary or useful for developing, making, using or selling Product in the Territory. Such cooperation will include providing OV with reasonable access by teleconference or in-person to 2-BBB personnel involved in the research, Development and Manufacture of Product. Only if and to the extent requested by OV, 2-BBB shall provide OV with a reasonable level of assistance and consultation in connection with the assistance described in this Section 3.4. OV shall pay a fair compensation for 2-BBB’s assistance and consulting activities which have been mutually pre-agreed by the Parties (including Out-of-Pocket Costs).

Section 3.5 Pharmacovigilance. OV will deploy and administer any safety monitoring activity implemented for the Product in the Territory, and be responsible for all pharmacovigilance activities for the Product in the Territory. In addition:

(a) 2-BBB shall cooperate with OV and share information concerning the pharmaceutical safety of Product, including any Product complaints, adverse event information and safety data from clinical studies that shall become in its possession and control during the Term. 2-BBB shall promptly advise OV of any information that comes to its knowledge that may affect the safety, effectiveness or labelling of such Product and any actions taken in response to such information, as such actions may be required for 2-BBB’s and OV’s compliance with pharmacovigilance requirements towards Third Parties.

(b) Subject to any obligations owed by OV to Third Parties, OV shall cooperate with 2-BBB and share information concerning the pharmaceutical safety of Product, at 2-BBB’s expense, including any Product complaints, adverse event information and safety data from clinical studies that shall become in its possession and control during the Term. OV shall promptly advise 2-BBB of any information that comes to its knowledge that may affect the safety, effectiveness or labelling of such Product and any actions taken in response to such information, as such actions may be required for OV’s and 2-BBB’s compliance with pharmacovigilance requirements towards Third Parties.

(c) OV shall be solely responsible for reporting all adverse drug experiences associated with the Product in the Territory, and for establishing, holding and maintaining the global safety database for Product. 2-BBB shall provide OV with all Product complaints, adverse event information and safety data from clinical studies that are in its possession and control and that are necessary or desirable for OV to comply with all Applicable Laws with respect to Product, as such actions may be required for 2-BBB’s and OV’s compliance with pharmacovigilance requirements towards Third Parties.

Section 3.6 Manufacturing. OV shall be solely responsible for Manufacturing and supplying Product in the Territory and shall be entitled to identify and manage Third Party contract manufacturers, as well as lead all supply chain management and quality control activities. 2-BBB hereby agrees to transfer to OV all of the inventory of drug substance for Product hereunder held by 2-BBB on the Effective Date (including raw materials, intermediates, and finished, unfinished, or partially finished goods) in the Territory. 2-BBB agrees to and shall use reasonable efforts to assist OV with (i) the establishment of a manufacturing agreement for Product with TTY BioPharm (the existing manufacturer in Taiwan), (ii) the manufacturing and release, by TTY BioPharm, of at least 2 GMP batches of Product, (iii) the establishment of an agreement with NOF Corporation (the existing manufacturer in Japan) for supplying the critical excipient DSPE- PEG2000-mal (= N-[N’-(3’-Maleimido-1’-oxopropyl)aminopropyloxyethylene oxycarbonyl]- 1,2-distearoyl-sn-glycero-3-phosphoethanolamine) necessary to formulate Product, and (iv) the establishment of an agreement with Almac Clinical Services (the existing importer in the United Kingdom) for import of Product into the EU, labeling, secondary packing, final QP release and world-wide distribution of Product to investigational/clinical trial sites. Pursuant to Section 8.2 of the ITRI Agreement, certain Product (as defined in the ITRI Agreement) may not be commercially manufactured outside the Republic of China without the approval of the Ministry of Economic Affairs of the Republic of China, as and to the extent set forth on Schedule 3.6. 2-BBB shall use its Commercially Reasonable Efforts to work with ITRI to obtain such approval.

Section 3.7 No Other Rights. 2-BBB and OV each acknowledges and agrees that, except as expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to technology, Patents or other Intellectual Property Rights that are not specifically granted herein are reserved.

Section 3.8 Bankruptcy. Subject to Applicable Law (including Dutch bankruptcy law), as and to the extent applicable (taking into account principles of comity), all rights and licenses granted under or pursuant to this Agreement, including amendments hereto, are, for all purposes of 11 U.S.C. § 365(n), licenses of rights to intellectual property as defined in the United States Bankruptcy Code, and any comparable Law of a relevant jurisdiction. Each Party may elect to retain and may fully exercise all of its rights and elections under 11 U.S.C. § 365(n). The Parties further agree that, in the event of the commencement a bankruptcy proceeding by or against 2- BBB under the United States Bankruptcy Code (taking into account principles of comity), OV shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to OV and all embodiments of such intellectual property, which, if not already in OV’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon OV’s written request therefor, unless 2-BBB elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by 2-BBB upon written request therefor by OV.

Section 3.9 No Representation. Subject to the foregoing obligation to use Commercially Reasonable Efforts, neither Party makes any representation, warranty or guarantee that the Product will be successful, or that any other particular results will be achieved with respect to the Product hereunder.

ARTICLE 4

Commercialization Activities.

Section 4.1 Commercialization Responsibilities. Subject to the terms and conditions of this Agreement, OV will be responsible, at its own cost, for all Commercialization activities for the Product in the Field in the Territory where Regulatory Approval is expected to be or has been obtained, including all costs and expenses relating thereto. Within forty-five (45) days after the end of each Calendar Quarter beginning with the Calendar Year in which the First Commercial Sale is made in a country following receipt of Regulatory Approval in such country, OV shall deliver to 2-BBB a report setting forth for the previous Calendar Quarter the Selling Parties’ gross sales and Net Sales in the Territory on a country-by-country basis, and inventory levels. OV shall have sole discretion to establish the pricing and other terms and conditions of sale of the Product to its customers.

ARTICLE 5

Non-Compete.

Section 5.1 Non-Compete. Except as contemplated under this Agreement with respect to the Product, neither Party nor its Affiliates shall, at any time during the Term, either on its own behalf or through any Affiliate or Third Party, directly or indirectly make, market, promote, sell, offer for sale, import, export or otherwise Commercialize (a) a Competitive Product, or (b) any anthracycline combined with 2-BBB’s Glutathione-enhanced PEG-liposomal delivery system (an “Enhanced Anthracycline”) or (c) any other liposomal formulations of anthracyclines, in the case of (a) – (c), in the Field in the Territory.

Section 5.2 Change of Control Exception. Notwithstanding Section 5.1, if a Change of Control occurs with respect to a Party and, in each case, the Third Party (or any of such Third Party’s then-existing Affiliates) already has, or the acquired assets contain, as applicable, a program that existed prior to the Change of Control that would otherwise violate Section 5.1 at the time of such Change of Control (a “Business Program”), then such Third Party (or such Third Party’s Affiliate) or such Party, as applicable, shall be permitted to continue such Business Program after the closing of such Change of Control and such continuation shall not constitute a violation of Section 5.1 provided that (i) neither the 2-BBB Intellectual Property nor the Joint Intellectual Property shall be used in the Business Program, and (ii) the research or development activities required under this Agreement shall be segregated from any research or development activities directed to such Business Program, including the maintenance of separate lab notebooks and records (password-protected to the extent kept on a computer network) and the use of separate personnel to perform the activities under this Agreement and the activities covered under such Business Program. The Party undergoing the Change of Control shall adopt reasonable procedures to limit the dissemination of the other Party’s Confidential Information to only those personnel having a need to know such Confidential Information in order for such Party or the Third Party, as applicable, to perform its obligations or to exercise its rights under this Agreement, including adopting reasonable procedures and policies that prohibit and limit the use and disclosure of such Confidential Information in a competitive manner against the other Party and its Affiliates, and adopting reasonable procedures and policies that prohibit or limit such Confidential Information from being disclosed to or used by any Person who is also working on or making scientific, intellectual property or commercial decisions regarding the Product at the time of receipt or use of any such Confidential Information, or within three (3) years following receipt or use of any such Confidential Information.

ARTICLE 6

Product Acquisition

Section 6.1 Third Party Acquirer. Following completion of a Phase 2 Clinical Trial for the Product pursuant to the Clinical Development Plan, OV and 2-BBB shall cooperate to identify one or more potential Third Party (a “Program Acquirer”) to acquire (whether through sale, license, merger or otherwise) and assume the rights to Develop, Manufacture and Commercialize the Product in the Field in the Territory. The Parties understand and agree that entry into any such agreement with a Program Acquirer (the “Program Acquirer Agreement”) shall be at the sole discretion of OV with the consent of 2-BBB, not to be unreasonably withheld or delayed; provided that 2-BBB shall be deemed to consent to such transaction where the Program Acquirer, together with its Affiliates, had at least Fifty Million US Dollars ($50,000,000.00) of sales in the immediately preceding Calendar Year derived from sales of pharmaceutical products. If a suitable Third Party Acquirer is not secured within twelve (12) months following the completion of a Phase 2 Clinical Trial OV shall continue to use Commercially Reasonable efforts, either itself or through its Affiliates, to advance the Product through Phase 3 Clinical Trials and Commercialize the Product.

ARTICLE 7

Payments

Section 7.1 Upfront Payment. In consideration of the rights granted to OV under this Agreement, OV shall pay to 2-BBB a one-time, non-refundable and non-creditable payment of [***] payable as follows: [***] no later than ten (10) Business Days after the Effective Date; and [***] having already been paid, prior to the Effective Date, pursuant to the Binding Term Sheet – of which [***] was for the SMS Oncology Report.

Section 7.2 Royalties.

(a) Product Royalties. OV shall pay 2-BBB royalties on Annual Net Sales equal to the following portions of Annual Net Sales multiplied by the applicable royalty rate for such portion during the applicable Royalty Term for each such Product in accordance with Section 7.2(g(g):

Annual Net Sales	Royalty Rate
Annual Net Sales above $0, up to and including One Hundred Million U.S. Dollars ($100,000,000.00)	[***]
Annual Net Sales above One Hundred Million U.S. Dollars ($100,000,000.00), up to and including Two Hundred Fifty Million U.S. Dollars ($250,000,000.00)	[***]
Annual Net Sales above Two Hundred Fifty Million U.S. Dollars ($250,000,000.00)	[***]

Each Royalty Rate set forth in the table above will apply only to that portion of the Annual Net Sales of Product in the Territory during a given Calendar Year that falls within the indicated range.

For example, if Annual Net Sales of Product in the Territory by OV, its Affiliates and sublicensees was Three Hundred and Fifty Million U.S. Dollars ($350,000,000), then the royalties payable with respect to such Annual Net Sales, subject to adjustment as set forth in this Section 7.2, would be:

[***]

Notwithstanding anything to the contrary contained herein, the Parties understand and agree that if 2-BBB is unable to expand the Field to include the entire Expanded Field within twelve (12) months of the Effective Date, the Royalty Rates set forth in the table above shall be irrevocably reduced by [***] and, for clarity, such reduced Royalty Rate shall be subject to the rest of the provisions of this Section 7.2.

(b) Fully Paid-Up, Royalty Free License. Following expiration of the Royalty Term for the Product in a given country, no further royalties will be payable in respect of sales of Product in such country and, thereafter the license granted to OV hereunder with respect to Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty-free.

(c) Royalty Term; Reduction. OV’s royalty obligations to 2-BBB under Section 7.2 shall be on a country-by-country basis for the applicable Royalty Term in such country; provided that the royalty amounts payable with respect to Annual Net Sales shall be reduced on a country-by-country basis, to [***] of the amounts otherwise payable pursuant to Section 7.2(a), during any portion of the Royalty Term in which there is not at least one (1) Valid Claim of a Patent within the 2-BBB Intellectual Property that Covers such Product in such country. Only one royalty shall be payable by OV to 2-BBB for each sale of a Product. For avoidance of doubt, for countries in which there shall be at least one (1) Valid Claim of a Patent within the 2- BBB Intellectual Property that Covers such Product, the aforementioned reduction shall not be applicable.

(d) Royalty Reduction for Competitive Product Competition. If, on a Product- by-Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis,

A Competitive Product(s) has a market share of greater than twenty-five percent (25%) but less than or equal to fifty percent (50%); or

A Competitive Product(s) has a market share of more than fifty percent (50%);

then the royalties payable with respect to Annual Net Sales pursuant to Section 7.2(a) in such country during such Calendar Quarter shall be reduced by [***] if subsection

(a) applies, and [***] if subsection (b) applies, respectively, of the royalties otherwise payable pursuant to Section 7.2(a). Market share shall be based on the aggregate market in such country of such Product and the Competitive Product(s) (based on sales of units of such Product and such Competitive Product(s) in the aggregate, as reported by IMS International, or if such data are not available, such other reliable data source as reasonably agreed by the Parties).

(e) Royalty Reduction for Third Party Payments. If OV or its Affiliates or sublicensees can show by competent proof to 2-BBB that a license to Third Party intellectual property rights for the Development, Manufacture, or Commercialization of Product is reasonably necessary to the Commercialization of the Product, then OV or its Affiliates or sublicensees shall negotiate and obtain a license under, or otherwise pay amounts with respect to any litigation regarding, such Third Party’s intellectual property rights (each such Third Party license or payment referred to herein as an “Additional Third Party License”). Any royalty otherwise payable to 2-BBB under this Agreement with respect to Annual Net Sales of any Product by OV, its Affiliates or sublicensees in such country will be reduced by [***] of the amounts payable to Third Parties pursuant to any Additional Third Party Licenses, such reduction to continue (and be carried forward for use) until all such amounts have been expended. Solely where the use of any OV Platform Technology infringes any Third Party intellectual property rights with respect to the Development, Manufacture, or Commercialization of the Product, OV or its Affiliates or sublicensees shall be responsible for negotiating and obtaining an Additional Third Party License for purposes of infringement, at its own cost, and such Additional Third Party License shall not reduce OV’s royalty obligations to 2-BBB under this Agreement.

(f) Cumulative Effect of Royalty Reductions. In no event shall the royalty reductions described in Sections 7.2 (a), (c), (d) and (e), alone or together, reduce the royalties payable by OV for a given Calendar Quarter pursuant to Section 7.2(a) to less than [***] of the amounts payable by OV for a given Calendar Quarter pursuant to Section 7.2(a). OV may carry over and apply any such royalty reductions which are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter, to any subsequent Calendar Quarter(s), and shall begin applying such reduction to such royalties as soon as practicable and continue applying such reduction on a Calendar Quarterly basis thereafter.

(g) Payment of Royalties. OV shall: (a) within forty-five (45) days following the end of each Calendar Quarter in which a royalty payment accrues, provide to 2-BBB a report for each country in the Territory in which sales of Product occurred in the Calendar Quarter covered by such statement, specifying for such Calendar Quarter: the number of Product sold; the gross sales and Annual Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Annual Net Sales in accordance with OV’s normal practices used to prepare its audited financial statements for internal and external reporting purposes; the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 7.5; and the royalty calculation and royalties payable in U.S. Dollars, and (b) make the royalty payments owed to 2-BBB hereunder in accordance with such royalty report in arrears, within sixty (60) days from the end of each Calendar Quarter in which such payment accrues.

Section 7.3 Milestones. OV shall pay 2-BBB the applicable milestones set forth in this Section 7.2(g). For each of Sections 7.3(a) and (b) of this Agreement, the Parties understand and agree that in no event will more than one (1) milestone payment be paid with respect to any specific event triggering a payment under this Agreement. From and after the date of any notice of termination is received by a Party, no milestones with respect to the Product shall be payable by OV to 2-BBB, except to the extent any amounts are due but unpaid.

(a) Sales Milestones. OV shall make the following sales milestone payments to 2-BBB that are set forth below upon the first achievement by or on behalf of OV, its Affiliates or sublicensees of the sales milestone events (“Sales Milestone Events”) set forth below with respect to aggregate Annual Net Sales of Product in a given Calendar Year in the Territory. For clarity, each milestone set forth below shall be due and payable one time only.

Sales Milestone Event	Milestone Payments (in $ millions)
First time aggregate Annual Net Sales of Product in a given Calendar Year in the Territory achieve Five Hundred Million U.S. Dollars ($500,000,000.00).	[***]
First time aggregate Annual Net Sales of Product in a given Calendar Year in the Territory achieve One Billion U.S. Dollars ($1,000,000,000.00).	[***]
Second time aggregate Annual Net Sales of Product in a given Calendar Year in the Territory achieve One Billion U.S. Dollars ($1,000,000,000.00).	[***]

(b) Development Milestones. OV shall make the following approval milestone payments to 2-BBB that are set forth below upon the first achievement by or on behalf of OV, its Affiliates or sublicensees of the Development milestone events (“Development Milestone Events”) set forth below with respect to the first Product that achieves such event. For clarity, each milestone set forth below shall be due and payable one time only (regardless of the number of Product or indications to achieve any such Development Milestone Event).

Milestone Number	Development Milestone Event (For the first Product that achieves such event)	Milestone Payments (in $ millions)
1	Enrollment of the first 10 patients in a Phase 2 Clinical Trial for the Product	[***]
2	Successful Completion of a Phase 2 Clinical Trial for the Product	[***]
3	Dosing of the first patient in a Phase 3 Clinical Trial for the Product	[***]
4	Submission of an NDA to the FDA for the Product in the United States	[***]

5	Submission of an MAA to the EMA for the Product in the European Union	[***]
6	Submission of an NDA to the applicable Regulatory Authorities for the Product in the first of either China or India	[***]
7	Receipt of Regulatory Approval of the Product in the United States	[***]
8	Receipt of Regulatory Approval of the Product in the European Union	[***]
9	Receipt of Regulatory Approval of the Product in the first of either China or India	[***]

The Parties understand and agree that upon achievement of Milestone Number 2, Milestone Number 1 shall become automatically payable as well, if Milestone Number 1 has not been achieved yet. Upon achievement of Development Milestone Number 3, Development Milestone Number 2 shall become automatically payable as well, if Development Milestone Number 2 has not yet been achieved. Upon achievement of Milestone Number 4, 5 or 6, Milestone Number 3 shall become automatically payable as well if Milestone Number 3 has not been achieved yet. The Parties agree that the first Clinical Trial to be conducted under the Clinical Development Plan is to be considered a Phase 2 Clinical Trial.

(c) Payment of Milestones. The sales milestones under Section 7.3(a) and the development milestones under Section 7.3(b) shall be paid to 2-BBB no later than ten (10) Business Days after the respective Sales Milestone Event or Development Milestone Event has been achieved by or on behalf of OV, its Affiliates or sublicensees. Notwithstanding any anything to the contrary contained herein, the Parties understand and agree that, prior to 2-BBB’s expansion of the Field to include the entire Expanded Field, with respect to any Development Milestone Event or Sales Milestone Event, as applicable, which occurs prior to expansion of the Field to include the entire Expanded Field, the corresponding Milestone Payment shall be irrevocably reduced by [***]).

Section 7.4 Additional Payment Terms.

(a) Accounting. All payments hereunder shall be made in the United States in U.S. Dollars by wire transfer to a bank in the Netherlands designated in writing by 2-BBB. Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with OV’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

(b) Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at an annual rate equal to the lesser of: (a) one and one half percentage points (1.5%) above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Law; in each case calculated on the number of days such payment is delinquent, compounded monthly.

Section 7.5 Currency Conversion. All amounts payable and calculations under this Agreement will be in U.S. Dollars. As applicable, Net Sales and any Milestone Payments will be translated into U.S. Dollars using OV’s then-current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars (in accordance with IFRS). If, due to restrictions or prohibitions imposed by national or international authority, a given payment cannot be made as provided in this Section 7.5, the Parties will consult with a view to finding a prompt and acceptable solution. If the Parties are unable to identify a mutually acceptable solution regarding such payment, then OV may elect, in its sole discretion, to deliver such payment in the relevant jurisdiction and in the local currency of the relevant jurisdiction.

Section 7.6 Taxes. OV may withhold from payment made to 2-BBB under this Agreement any income tax required to be withheld by OV under the laws of the country or jurisdiction where OV has commercially sold Product. If any tax is withheld by OV, OV shall provide 2-BBB receipts or other evidence of such withholding and payment to the appropriate tax authorities on a timely basis following that tax payment. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with Applicable Law. In addition, the Parties shall cooperate in accordance with Applicable Law to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

ARTICLE 8

Regulatory Matters

Section 8.1 Compliance with Laws. Each Party shall comply in all material respects with all Applicable Laws, including all Regulatory Laws, that pertain to its activities under this Agreement and, except as otherwise provided herein, each Party shall bear its own cost and expense of such compliance.

Section 8.2 Regulatory Approval. In seeking any Regulatory Approval in the Territory, OV shall have primary responsibility for all communications, submissions and interactions with Regulatory Authorities, including serving as sponsor of any required investigational new drug or device applications or exemptions and preparing and submitting the application for Regulatory Approval. 2-BBB shall fully cooperate with OV, provide consulting advice on regulatory strategies, communications and submissions, and provide any additional regulatory documentation and data reasonably requested by OV in connection with seeking Regulatory Approval in the Territory. OV shall bear all costs and expenses of obtaining such Regulatory Approval, including a fair compensation for 2-BBB’s consulting activities which have been mutually pre-agreed by the Parties (including Out-of-Pocket Costs). OV shall maintain such approval throughout the Term (and bear all associated costs and expenses). OV shall own all and be responsible for preparing, filing and maintaining all regulatory filings and Regulatory Approval that are required for the Development, Manufacture, use, or Commercialization of the Product in the Field in the Territory, provided that: (i) OV shall provide 2-BBB with copies of material regulatory submissions to, and material communications with, any Governmental Authority in the Territory and 2-BBB shall have the right to review and comment on such submissions and communications, and (ii) OV shall take such actions and otherwise cooperate with 2-BBB as may be reasonably requested by 2-BBB to enable 2-BBB to perform activities assigned to 2-BBB under this Agreement.

ARTICLE 9

Intellectual Property

Section 9.1 Ownership of Intellectual Property.

(a) Inventorship. Inventorship of Inventions shall be determined by application of U.S. patent law pertaining to inventorship.

(b) OV. As between the Parties, OV will be the sole owner of any Inventions and intellectual property rights therein that are discovered, developed, invented or created solely by OV, its Affiliates or Third Parties acting on its or its Affiliates’ behalf while conducting activities under this Agreement (such Inventions and intellectual property rights, “OV Know-How”) and any Patents that claim such OV Know-How (“OV Patents” and, together with the OV Know- How, the “OV Technology”), and will retain all of its rights, title and interest thereto.

(c) Joint Intellectual Property. Any Joint Intellectual Property will be owned jointly by OV and 2-BBB on an equal and undivided basis, including all rights, title and interest thereto, subject to any assignment, rights or licenses expressly granted by one Party to the other Party under this Agreement. Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Joint Intellectual Property by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. At the reasonable written request of a Party, the other Party will in writing confirm that no such accounting is required to effect the foregoing regarding Joint Intellectual Property. To the extent necessary in any jurisdiction to effect the foregoing, each Party hereby grants to the other Party a non-exclusive, royalty-free, fully-paid, worldwide license, with the right to grant sublicenses, to practice such Joint Intellectual Property for any and all purposes, subject to any licenses granted by one Party to the other under this Agreement.

(d) OV Platform Technology. As between the Parties, OV will own and retain all of its rights, title and interest in and to the OV Platform Technology.

(e) Cooperation. The determination of whether Know-How and inventions claimed in Patents that are conceived, discovered, developed or otherwise made or reduced to practice by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, will, for purposes of this Agreement, be made in accordance with Applicable Law in the United States. In the event that United States law does not apply to the conception, discovery, development, making or reduction to practice of any Know-How or Patents hereunder, each Party will, and does hereby, assign, and will cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Know-How and Patents as well as any intellectual property rights with respect thereto, as is necessary to fully effect ownership as would have been determined under U.S. law unless otherwise provided in this Article 9.

Section 9.2 Patent Filings, Prosecution and Maintenance of 2-BBB Intellectual Property and any Joint Intellectual Property.

(a) The Parties agree to cooperate in the Prosecution of all Patents and Patent applications under this Section 9.2, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the invention disclosed in such Patents and Patent applications, obtaining execution of such other documents which are needed in the Prosecution of such Patents and Patent applications, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession reasonably necessary to obtain or maintain such Patents and Patent applications.

(b) 2-BBB shall be obliged to Prosecute any Platform Patents and Platform Patent applications on a country by country basis, in 2-BBB’s name and at 2-BBB’s expense, and to control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto, in each such country in the Territory. 2-BBB shall inform and consult with OV regarding the Prosecution of all such Platform Patents and Platform Patent applications sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any of OV’s suggestions or recommendations. Each Party shall pay for its own costs with respect to this consultation.

(c) OV shall have the first right (but not the obligation) to Prosecute any Product- Specific Patents and Product-Specific Patent applications, in OV’s name and at OV’s expense, and to control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto, in such country in the Territory. OV shall inform and consult with 2-BBB regarding the Prosecution of all such Product-Specific Patents and Product-Specific Patents applications sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any of 2-BBB’s suggestions or recommendations. Each Party shall pay for its own costs with respect to this consultation.

(d) OV shall have the first right (but not the obligation) to Prosecute any Patents and Patent applications for any Joint Intellectual Property, in OV’s name, and to control any interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and any other similar proceeding relating thereto, in the Territory; provided that the costs of such Prosecution shall be borne equally by the Parties. OV shall inform and consult with 2-BBB regarding the Prosecution of all such Joint Intellectual Property sufficiently in advance of any deadline for taking any substantive action in connection therewith to permit meaningful consultation, and shall give due consideration to any of 2-BBB’s suggestions or recommendations. Each Party shall pay for its own costs with respect to this consultation.

(e) If OV elects in any country not to Prosecute, or elects to abandon any Product- Specific Patents or Joint Intellectual Property, or declines to control any related interference, opposition, reissue proceeding, reexamination, post-grant proceeding and similar proceeding, OV shall give 2-BBB reasonable written notice to this effect sufficiently in advance (but in any event no later than at least sixty (60) days prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned) to permit 2-BBB, in its sole discretion and expense, to undertake such Prosecution, or to control such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding, without a loss of rights. If 2-BBB does so elect, then OV shall provide such cooperation to 2- BBB, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such Patent activities, and shall assign all of its right, title and interest to such Patents, other than its rights thereto provided by this Agreement, to 2-BBB electing to pursue such Patent activities. For clarity, 2-BBB shall have the right, in its sole discretion, to abandon such Patent at any time after it takes control pursuant to this Section 9.2(e).

(f) Each Party agrees to cooperate with the other with respect to the Prosecution of 2- BBB Intellectual Property and Joint Intellectual Property and related interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding thereof. If required under Applicable Law in order for the prosecuting Party to control such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding relating to the 2-BBB Intellectual Property or Joint Intellectual Property, the other Party shall join as a party to such interferences, oppositions, reissue proceedings, reexaminations, post-grant proceedings and similar proceeding.

Section 9.3 Extensions of Patent Term for Product.

(a) 2-BBB shall be obliged, to seek, in 2-BBB’s name if so required, patent term extensions, adjustments, restorations, or supplementary protection certificates under Applicable Law with respect to any Platform Patent in the Territory; it being understood and agreed that, if 2- BBB seeks a patent term extension, then OV agrees to cooperate with respect to any measures required by Applicable Law for 2-BBB to obtain such extension. 2-BBB, its agents and attorneys will give due consideration to all suggestions and comments of OV regarding any such activities, including the choice of which Patent to apply term extensions to, but in the event or a disagreement between the Parties, 2-BBB shall have the final decision making authority. For clarity, any such extended Patent will remain included in the definition of Valid Claim for purposes of extending the Term.

(b) OV shall have the first right, but not the obligation, to seek, in OV’s name if so required, patent term extensions, adjustments, restorations, or supplementary protection certificates under Applicable Law with respect to any Product-Specific Patent in the Territory; it being understood and agreed that, if OV seeks a patent term extension, then 2-BBB agrees to cooperate with respect to any measures required by Applicable Law for OV to obtain such extension. OV, its agents and attorneys will give due consideration to all suggestions and comments of 2-BBB regarding any such activities, including the choice of which Patent to apply term extensions to, but in the event of a disagreement between the Parties, OV shall have the final decision making authority. For clarity, any such extended Patent will remain included in the definition of Valid Claim for purposes of extending the Term.

Section 9.4 Enforcement of 2-BBB Intellectual Property and Joint Intellectual Property.

(a) If either Party learns of any infringement or violation by a Third Party of any 2- BBB Intellectual Property or Joint Intellectual Property in the Territory, whether or not within the Field, it shall notify the other Party as soon as practicable. Thereafter, (a) OV shall have the sole right (but not the obligation) at its own cost to take the appropriate steps to enforce or defend any Product-Specific Patents in the Field and/or Joint Intellectual Property, as applicable, against Third Parties and (b) 2-BBB shall be obliged at its own cost to take the appropriate steps to enforce or defend any Platform Patents in the Field against Third Parties. Any settlements, damages or other monetary awards relating to such infringement or violation by a Third Party of any Product- Specific Patent and/or Joint Intellectual Property (a “Recovery”) recovered by either Party will be forwarded to OV (if not then previously paid to OV) and any such Recovery pursuant to a suit, action or proceeding brought pursuant to this Section 9.4(a) will be allocated first to the costs and expenses of the enforcing or defending Party, and second, all remaining Recoveries shall be deemed to be Net Sales.

(b) If OV brings any suit, action or proceeding under this Section 9.4, 2-BBB agrees to be joined as party plaintiff if necessary to prosecute the suit, action or proceeding and to give OV reasonable authority to file and prosecute the suit, action or proceeding; provided, however, that OV will not be required to transfer any right, title or interest in or to any property to 2-BBB to confer standing on 2-BBB hereunder. 2-BBB will provide reasonable assistance to OV, including by providing access to relevant documents and other evidence and making its employees available, subject to OV’s reimbursement of any reasonable Out-of-Pocket Costs incurred by 2-BBB in providing such assistance.

Section 9.5 Enforcement of OV Technology. If either Party learns of any infringement or violation by a Third Party of any OV Technology in the Territory, it shall notify the other Party as soon as practicable. Thereafter, OV shall have the sole right to (a) enforce all OV Technology against Third Parties and (b) any settlements, damages or other monetary awards recovered pursuant to a suit, action or proceeding brought pursuant to this Section 9.5.

Section 9.6 Defense of Infringement Claims of 2-BBB Intellectual Property and Joint Intellectual Property. If any Third Party asserts a claim, demand, action, suit or proceeding against a Party (or any of its Affiliates), alleging that any Product, the use or practice of the 2-BBB Intellectual Property or the Joint Intellectual Property infringes, misappropriates or violates the intellectual property rights of any Person (any such claim, demand, action, suit or proceeding being referred to as an “Infringement Claim”), the Party first having notice of the Infringement Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail. With respect to any Infringement Claim in the Field in the Territory, the Parties shall negotiate in good faith a resolution with respect thereto. If the Parties cannot settle such Infringement Claim with the Third Party within thirty (30) days after receipt of the notice pursuant to the notice pursuant to this Section 9.6, then subject to indemnification requirements of ARTICLE 10, the following shall apply:

(a) In the case of any such Infringement Claim against either Party individually or against both OV and 2-BBB, in each case, with respect to the Product in the Field in the Territory, then OV shall assume control of the defense of such Infringement Claim, at its own expense. 2- BBB, upon request of OV and if required by Applicable Law, agrees to join in any such litigation at OV’s expense, and in any event to reasonably cooperate with OV at OV’s expense. 2-BBB will have the right to consult with OV concerning such Infringement Claim and to participate in and be represented by independent counsel in any litigation in which 2-BBB is a party, at its own expense. OV shall have the exclusive right to settle any Infringement Claim against OV alone or both Parties without the consent of 2-BBB at OV’s sole expense, unless such settlement shall have a material adverse impact on 2-BBB (in which case the consent of 2-BBB shall be required). If OV fails to assume control of the defense of such Infringement Claim, 2-BBB shall have the right (but not the obligation) to control the defense of such Infringement Claim, and OV upon request of 2-BBB and if required by Applicable Law, agrees to join in any such litigation at 2-BBB’s expense.

(b) If either Party individually shall control of the defense of any such Infringement Claim described in this Section 9.6, the other Party shall cooperate, and shall cause its and its Affiliates’ employees to cooperate, with the controlling Party in all reasonable respects in connection therewith, including giving testimony and producing documents lawfully requested, and using its reasonable efforts to make available to the controlling Party, at the controlling Party’s cost, such employees who may be helpful with respect to such suit, investigation, claim or other proceeding.

(c) Neither Party, nor its Affiliates, nor its or their employees, agents or independent contractors, shall be liable to the other Party or any of its Affiliates in respect of any good faith act, omission, default, or neglect of such Party, any of its Affiliates, or its or their employees, agents or independent contractors in connection with the Prosecution of 2-BBB Intellectual Property, OV Technology or Joint Intellectual Property, except in case of willful breach.

Section 9.7 Enforcement of 2-BBB Trademark(s). If OV elects to use a 2-BBB Trademark to Commercialize the Product then OV shall not, and shall ensure its Affiliates shall not, directly or indirectly: (a) apply for any rights or interests in any 2-BBB Trademark(s) relating to the Product that are registered by 2-BBB in the Territory; (b) contest or aid others in contesting the validity, or ownership by 2-BBB, of the 2-BBB Trademark(s) relating to the Product; or (c) take any other action in derogation of any 2-BBB Trademark(s) relating to the Product in the Territory. Each Party promptly after acquiring knowledge thereof shall notify the other Party of any unauthorized attempt to use any of the 2-BBB Trademark(s) used by OV (if any), including any infringement or any trademark which is substantially identical with or deceptively similar to any of such 2-BBB Trademark(s), or any legal action instituted against OV with respect to OV’s use of any such 2-BBB Trademark. Thereafter, 2-BBB shall have the right (but not the obligation) to take the appropriate steps to enforce such 2-BBB Trademark(s) against Third Parties. If 2-BBB fails to enforce such 2-BBB Trademark(s) in the Territory within ninety (90) days (or such shorter period of time as necessary to avoid any Party losing meaningful rights under Applicable Law) of the date one Party has provided notice to the other Party pursuant herein of such unauthorized attempt to use any of the 2-BBB Trademark(s) or any legal action instituted against OV with respect to OV’s use of any such 2-BBB Trademark, then OV shall have the right (but not the obligation), at its own expense, to enforce such 2-BBB Trademark(s) by counsel of its own choice and 2-BBB will have the right, at its own expense, to be represented in any such action by counsel of its own choice. OV shall not, without the prior written consent of 2-BBB (in its sole discretion), enter into any compromise or settlement relating to any enforcement action that OV may bring under this Section 9.7 involving the 2-BBB Trademark(s) that requires 2-BBB to pay any sum of money, or otherwise adversely affects the rights of 2-BBB with respect to such 2-BBB Trademark(s) (including the rights to receive payments). Any settlements, damages or other monetary awards relating to such enforcement of any 2-BBB Trademark(s) in the Territory (a “Trademark Recovery”) recovered by either Party will be forwarded to OV (if not then previously paid to OV) and any such Trademark Recovery pursuant to a suit, action or proceeding brought pursuant to this Section 9.7 will be allocated first to the costs and expenses of the Party bringing such enforcement action, and second, all remaining Recoveries shall be deemed to be Net Sales.

OV shall (at 2-BBB’s sole expense) execute any and all documents and take or not take such other actions as may, in the opinion of 2-BBB’s legal counsel, be reasonably necessary to carry out the enforcement and defense of the 2-BBB Trademark(s) or otherwise assist 2-BBB in taking such action as 2-BBB may reasonably request to stop such activities. OV shall take no action nor incur any expenses on 2-BBB’s behalf without 2-BBB’s prior written approval. 2-BBB shall also have the right to select legal counsel and control all matters with respect to any legal action brought against OV or its Affiliates, by a Third Party with respect to any use of any 2-BBB Trademark(s). OV shall be entitled to undertake the defense or prosecution of any legal action relating to trademarks owned or otherwise Controlled by OV and/or its Affiliates, in its sole discretion.

ARTICLE 10

Indemnification

Section 10.1 Indemnification by 2-BBB.

(a) Scope. 2-BBB shall indemnify and hold harmless OV and its Affiliates and their respective, directors, officers, employees and agents (collectively, the “OV Indemnified Parties”) from and against any and all Damages, arising out of or resulting from any claim, demand, action, suit or proceeding (collectively, a “Claim”) based upon or arising from: (i) any breach by 2-BBB of any of its representations, warranties or obligations under this Agreement; (ii) any actual violation by 2-BBB of Applicable Laws or any Development of the Product on or prior to the Effective Date; or (iii) any willful act or omission of 2-BBB or its Affiliates or subcontractors or any of their respective employees or agents relating to the activities in connection with this Agreement; provided however that, such indemnity shall not apply to the extent OV has an indemnification obligation pursuant to Section 10.2 for such damages or claims.

(b) Defense. OV shall give 2-BBB prompt written notice of any Claim with respect to which 2-BBB’s indemnification obligations apply, but any delay or failure of such notice shall not excuse 2-BBB’s indemnification obligations except to the extent that 2-BBB’s legal position is actually and materially prejudiced thereby. 2-BBB shall have the right to assume and control the defense and settlement of any Third Party Claim; provided, however, that following conditions must be satisfied: (i) 2-BBB must provide to OV written acknowledgement to OV of 2-BBB’s obligation to indemnify OV hereunder against Damages that may result from the Third Party Claim, and (ii) OV shall not have given 2-BBB written notice that it has determined, in the exercise of its reasonable discretion based on the advice of counsel, that a conflict of interest makes separate representation by OV’s own counsel advisable, (iii) the Third Party Claim does not include damages other than monetary damages for which indemnity hereunder is available, (iv) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, criminal allegation or investigation, and (v) if requested by OV, 2-BBB has reasonably demonstrated 2-BBB’s financial ability to pay for the defense of such Third Party Claim and to satisfy the full amount of any Damages that may result from such Third Party Claim. OV shall have the right to participate in the defense of the Claim at its own expense, but in any event shall cooperate with 2-BBB in the investigation and defense of the Claim.

(c) Settlement. If 2-BBB is entitled to, and does, assume and control the defense and settlement of any Claim with respect to which its indemnification obligations apply, then 2-BBB shall not settle such Claim without OV’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by 2-BBB and (ii) such settlement does not include any finding or admission of a violation by OV, its Affiliates or sublicensees of any Applicable Laws or Third Party’s rights.

Section 10.2 Indemnification by OV.

(a) Scope. OV shall indemnify and hold harmless 2-BBB and its Affiliates and their respective directors, officers, employees and agents (collectively, the “2-BBB Indemnified Parties”) from and against any and all Damages in connection with any Claim based upon or arising from: (i) any breach by OV or any of its Affiliates of any of OV’s representations, warranties or obligations under this Agreement; (ii) any actual violation by OV, any of its Affiliates, or sublicensees of Applicable Laws; (iii) any willful act or omission of OV, its Affiliates, or sublicensees or any of their respective employees, consultants, subcontractors or agents relating to the activities in connection with this Agreement; or (iv) Commercialization by OV, its Affiliates, or sublicensees of the Product; provided however that, such indemnity shall not apply to the extent 2-BBB has an indemnification obligation pursuant to Section 10.1 for such damages or claims.

(b) Defense. 2-BBB shall give OV prompt written notice of any Claim with respect to which OV’s indemnification obligations apply, but any delay or failure of such notice shall not excuse OV’s indemnification obligations except to the extent that OV’s legal position is actually and materially prejudiced thereby. OV shall have the right to assume and control the defense and settlement of any such Claim; provided, however, that following conditions must be satisfied: (i) OV must provide to 2-BBB written acknowledgement to 2-BBB of OV’s obligation to indemnify 2-BBB hereunder against Damages that may result from the Third Party Claim, and (ii) 2-BBB shall not have given OV written notice that it has determined, in the exercise of its reasonable discretion based on the advice of counsel, that a conflict of interest makes separate representation by 2-BBB’s own counsel advisable, (iii) the Third Party Claim does not include damages other than monetary damages for which indemnity hereunder is available, (iv) the Third Party Claim does not relate to or arise in connection with any criminal proceeding, action, indictment, criminal allegation or investigation, and (v) if requested by 2-BBB, OV has reasonably demonstrated OV’s financial ability to pay for the defense of such Third Party Claim and to satisfy the full amount of any Damages that may result from such Third Party Claim. 2-BBB shall have the right to participate in the defense of the Claim at its own expense, but in any event shall cooperate with OV in the investigation and defense of the Claim.

(c) Settlement. If OV is entitled to, and does, assume and control the defense and settlement of any Claim with respect to which its indemnification obligations apply, then OV shall not settle such Claim without 2-BBB’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by OV and (ii) such settlement does not include any finding or admission of a violation by 2-BBB, its Affiliates or sublicensees of any Applicable Laws or Third Party’s rights.

Section 10.3 Waiver. Any waiver by an indemnified Party of its rights under this ARTICLE 10 must be set forth expressly and in writing in order to be effective.

Section 10.4 Insurance. Each Party shall maintain insurance with creditworthy insurance companies or self insure in accordance with Applicable Laws against such risks and in such amounts as are usually maintained or insured against by such Party.

Section 10.5 Limitation of Consequential Damages. Except for (a) Third Party Claims that are subject to indemnification under this ARTICLE 10, (b) claims arising out of a Party’s willful misconduct or (c) a Party’s breach of ARTICLE 5 or ARTICLE 12 or any other confidentiality obligations under this Agreement, neither Party nor any of its Affiliates will be liable to the other Party or its Affiliates in connection with this Agreement for any incidental, consequential, special, punitive or other indirect damages or lost or imputed profits or royalties, lost data or cost of procurement of substitute goods or services, whether liability is asserted in contract, tort (including negligence and strict product liability), indemnity or contribution, and irrespective of whether that Party or any representative of that Party has been advised of, or otherwise might have anticipated the possibility of, any such loss or damage.

ARTICLE 11

Representations and Warranties

Section 11.1 General Corporate Matters. Each Party hereby represents and warrants to the other Party that:

(a) Organization and Power. It is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. It has all requisite power and authority to conduct its business and engage in the transactions provided for in this Agreement.

(b) Authorization and Validity of Agreements. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by all necessary corporate or equivalent action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c) Absence of Conflicts. The execution, delivery and performance by it of this Agreement, and the consummation by it of the transactions contemplated hereby, do not and will not: (i) violate any Applicable Laws; (ii) conflict with, or result in the breach of any provision of, its certificate or articles of incorporation, bylaws or equivalent organizational documents; (iii) result in the creation of any lien or encumbrance of any nature upon any property being transferred or licensed by it pursuant to this Agreement; or (iv) violate, conflict with, result in the breach or termination of, or constitute a default under (or event which, with notice, lapse of time or both, would constitute a default under), any permit, contract or agreement to which it is a party or by which any of its properties or businesses are bound.

(d) Consents. No authorization, consent or approval of, or notice to or filing with, any Governmental Authority is required for the execution, delivery and performance by it of this Agreement (excluding approvals of Regulatory Authorities as contemplated herein).

(e) Affiliates. Where this Agreement refers to an action or obligation to be undertaken by a Party’s Affiliates, such Party will cause such Affiliates to undertake such obligations or other actions, and such Party will be responsible and liable for any acts or omissions by its Affiliates.

Section 11.2 Intellectual Property Matters. 2-BBB hereby represents and warrants to OV that, as of the Effective Date:

(a) Ownership. Except as set forth in Schedule 11.2(a), 2-BBB has sole and exclusive ownership of the 2-BBB Intellectual Property. 2-BBB has not granted to any Person other than OV a license, covenant not to sue or similar right with respect to any component of the 2-BBB Intellectual Property in the Field (including the Expanded Field) in the Territory. The 2-BBB Intellectual Property in the Field in the Territory are free of any lien, covenant, easement, lien, lease, sublease, option, encumbrance, security interest, mortgage, pledge or claim of any nature, including limitations on transfer or any subordination arrangement in favor of a Third Party. Schedule 11.2(a) sets forth a complete and accurate list of all agreements under which 2-BBB or any of its Affiliates has obtained a license or sublicense rights, covenant not to sue or similar right with respect to any component of the 2-BBB Intellectual Property to which 2-BBB or any of its Affiliates is a party as of the Effective Date, as further specified in such Schedule (including any sublicense or other arrangement between 2-BBB and any Affiliate, the “2-BBB In-Licenses”). 2- BBB and its Affiliates are not in breach (and as a result of the delivery and execution of this Agreement will not be in breach) of any 2-BBB In-Licenses pursuant to which 2-BBB and/or its Affiliates receive a license, sublicense, covenant not to sue or similar right with respect to any 2- BBB Intellectual Property. The Parties acknowledge that as of the Effective Date “Field” means CNS and/or cerebrocardiovascular drug application, including the (preventive) treatment of peripheral effects of agents causing CNS disease or symptoms.

(b) Patents. Schedule 2 sets forth a complete and correct list of all 2-BBB Patents owned or otherwise Controlled by 2-BBB and its Affiliates, and, except as set forth on Schedule 2, 2-BBB, together with its Affiliates, is the sole and exclusive owner of, and has the sole right, title and interest in and to, the 2-BBB Patents listed on Schedule 2 (as updated from time to time) and the related Know-How. To its Knowledge, the 2-BBB Patents are valid and enforceable and none of the 2-BBB Patents are currently involved in any court, administrative, interference, reissue, re-examination, cancellation or opposition proceedings, and neither 2-BBB nor any of its Affiliates has received any written notice from any Third Party of such actual or threatened proceedings or challenge.

(c) No Additional IP. To 2-BBB’s Knowledge, there is no intellectual property right, in particular no 2-BBB Patents, owned by or licensed to 2-BBB or its Affiliates other than the 2- BBB Intellectual Property, that are necessary for OV or its Affiliates and sublicensees to Develop and Commercialize the Product as set forth herein.

(d) Third Party Obligations. Other than as set forth on Schedule 11.2(d), 2-BBB and its Affiliates are not subject to any milestone, royalty or other payment obligations to Third Parties as a result of the execution or performance of this Agreement. The Parties understand and agree that 2-BBB and/or its Affiliates shall remain solely responsible for any milestone, royalty or other payment obligations disclosed on Schedule 11.2(d) or payable as a result of execution or performance of this Agreement (whether or not such obligations are included on Schedule 11.2(d).

(e) Data and Information. 2-BBB has furnished or made available to OV all material information that is in 2-BBB’s or its Affiliates’ possession concerning the 2-BBB Intellectual Property and Product relevant to the safety, efficacy, or CMC data thereof, and all Regulatory Documentation, Data and other correspondence with Regulatory Authorities relating to the Product, and to 2-BBB’s Knowledge, such information is accurate, complete and true in all material respects.

(f) Non-Infringement. As of the Effective Date and to 2-BBB’s Knowledge, the use, manufacture, marketing, sale, promotion, importation, distribution and commercialization of the Product in the Field in the Territory does not infringe, violate or misappropriate the intellectual property rights of any Person.

(g) IP Claims. As of the Effective Date, no Person has made, nor has 2-BBB received, nor to the Knowledge of 2-BBB has any Person threatened, any written or oral, claim of ownership, inventorship or Patent infringement, or any other claim of intellectual property misappropriation or violation, from any Third Party (including by current or former officers, directors, employees, consultants, or personnel of 2-BBB or any predecessor) with respect to the 2-BBB Intellectual Property, or initiated a lawsuit against 2-BBB, in any case (i) challenging the ownership, validity or enforceability of any of the 2-BBB Intellectual Property in the Field in the Territory, (ii) alleging that the license, use or practice of them infringes, violates or misappropriates: (A) the intellectual property rights of any Person; or (B) the rights of any Third Party, or (iii) seeking to enjoin or restrain such use or practice. 2-BBB has no knowledge that any Person intends to assert such a claim or initiate such a lawsuit, or that any Person has a valid basis to do so.

(h) Claims. There are no claims, litigations, suits, actions, disputes, arbitrations, or legal, administrative or other proceedings or governmental investigations pending or, to 2-BBB’s Knowledge, threatened against 2-BBB, nor is 2-BBB a party to any judgment or settlement, which would be reasonably expected to adversely affect or restrict the ability of 2-BBB to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement, or which would affect the 2-BBB Intellectual Property, or 2-BBB’s Control thereof, or the Product.

(i) Infringement by Others. As of the Effective Date and to the knowledge of 2- BBB, 2-BBB has no reason to believe that any Person has infringed, violated or misappropriated any of the 2-BBB Intellectual Property in the Field in the Territory.

Section 11.3 2-BBB Covenants.

(a) 2-BBB will not, and will cause its Affiliates not to (i) license, sell, assign or otherwise transfer to any Person any 2-BBB Intellectual Property (or agree to do any of the foregoing) or (ii) incur or permit to exist, with respect to any 2-BBB Intellectual Property, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness). For the avoidance of doubt, this Section 11.3(a) covers 2-BBB Intellectual Property to the extent it is necessary or useful to Develop, Manufacture, or Commercialize the Product in the Field in the Territory.

(b) Neither 2-BBB nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement, transfer ownership of the 2-BBB Intellectual Property, or 2-BBB’s interest in the Joint Intellectual Property, or obligate itself to any Third Party, or amend an existing agreement with a Third Party, in each case, in a manner that restricts, limits, or encumbers the rights granted to OV under this Agreement.

(c) 2-BBB will not transfer any 2-BBB Intellectual Property to any entity other than a wholly-owned subsidiary, and 2-BBB shall either (i) cause any such subsidiary to remain a wholly- owned subsidiary or (ii) prior to the date any such subsidiary is no longer wholly-owned by 2- BBB, cause any such subsidiary to transfer back all rights with respect to any 2-BBB Intellectual Property that such entity owns or otherwise Controls.

(d) 2-BBB will update Schedule 2 from time to time to include any Patents that are necessary or useful to Develop, Manufacture or Commercialize the Product in the Field in the Territory (including, for the avoidance of doubt, any Patents Covering 2-BBB’s interest in any Joint Intellectual Property); provided that, regardless of 2-BBB’s failure to update such Schedule 2, such Patents shall be deemed to be included in the definition of 2-BBB Patents. 2-BBB will use reasonable efforts to assist OV in reviving the abandoned U.S. Patent application published as US2014227185 and shall pay the United States Patent and Trademark Office’s fees with respect to such revival.

(e) During the Term, with respect to the 2-BBB Intellectual Property, in no event shall 2-BBB or its Affiliates enable or assist any Third Party in obtaining a right or license in the Expanded Field, or otherwise grant a right of use, license, option, acquisition or other rights to a Third Party in the Expanded Field.

Section 11.4 OV Covenants. OV shall, and shall cause its Affiliates and sublicensees to, perform all of its obligations under this Agreement, and shall comply in all material respects with all Applicable Laws in the marketing, distribution and sale of the Product and shall cause its Affiliates and sublicensees to perform and comply as well. OV’s specifications for the text (including any trademarks, logos or other graphics) for all marketing material used in connection with Product, and any such marketing material for the Product provided by OV or its designee, shall be true and accurate in all respects, comply in all material respects with all Applicable Laws and not infringe or otherwise violate the intellectual property of any person.

ARTICLE 12

Confidentiality and Publicity

Section 12.1 Confidentiality. In the course of their activities pursuant to this Agreement, the Parties anticipate that they may disclose Confidential Information to one another and that either Party may, from time to time, be a disclosing Party or a recipient of Confidential Information. The Parties wish to protect such Confidential Information in accordance with this Section 12.1. The provisions of this Section 12.1 shall apply to disclosures furnished to or received by a Party and its agents and representatives (which may include agents and representatives of its Affiliates). Each Party shall advise its agents and representatives of the requirements of this Section 12.1 and shall be responsible to ensure their compliance with such provisions.

(a) Definition of Confidential Information. For purposes hereof, “Confidential Information” with respect to a disclosing Party means all Proprietary Information, in any form or media, concerning the disclosing Party or its Affiliates that the disclosing Party or its Affiliates furnish to the recipient, whether furnished before or after the date hereof, and all notes, analyses, compilations, studies and other materials, whether prepared by the recipient or others, that contain or reflect such Proprietary Information; provided, however, that Confidential Information does not include information that (i) is or hereafter becomes generally available to the public other than as a result of a disclosure by the recipient, (ii) was already known to the recipient prior to receipt from the disclosing Party as evidenced by prior written documents in its possession not subject to an existing confidentiality obligation to the disclosing Party, (iii) is disclosed to the recipient on a non-confidential basis by a person who is not in default of any confidentiality obligation to the disclosing Party, (iv) is independently developed by or on behalf of the recipient without reliance on the Confidential Information received hereunder, or (v) is required to be submitted to a governmental agency for the purpose of obtaining product approval, provided that the recipient will make a good faith attempt to obtain confidential treatment of the information by such agency. The contents of this Agreement shall be deemed to be Confidential Information of each Party. For clarity, Confidential Information shall not include clinical data contained in clinical reports that are not permitted under Applicable Laws to be redacted.

(b) Treatment of Confidential Information. The recipient of Confidential Information shall (i) use such Confidential Information solely and exclusively in connection with the discharge of its obligations under this Agreement and (ii) not disclose such Confidential Information without the prior written consent of the disclosing Party to any Person other than those of its and/or its Affiliates’ agents and representatives who need to know such Confidential Information in order to accomplish the objectives for which it was disclosed. Notwithstanding the foregoing, if the recipient of Confidential Information becomes legally compelled to disclose any Confidential Information in order to comply with Applicable Laws or with an order issued by a court or regulatory body with competent jurisdiction, the recipient shall (x) provide prompt written notice to the disclosing Party so that the disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 12.1; and (y) disclose only the portion of Confidential Information that is legally required to furnish; provided that, in connection with such disclosure, the recipient shall use Commercially Reasonable Efforts to obtain assurance that confidential treatment will be given with respect to such Confidential Information. If any Party is required to file this Agreement with any Governmental Authority, such Party shall redact the terms of this Agreement to the extent possible in order to keep particularly sensitive provisions confidential.

(c) Return and Destruction. Upon the termination or expiration of this Agreement, upon the request of the disclosing Party, the recipient of Confidential Information shall promptly redeliver to the disclosing Party all Confidential Information provided to the recipient in tangible form or destroy the same and certify in writing that such destruction has occurred; provided, however, that nothing in this Agreement shall require the alteration, modification, deletion or destruction of computer backup tapes made in the ordinary course of business. All notes or other work product prepared by the recipient based upon or incorporating Confidential Information of the disclosing Party shall be destroyed, and such destruction shall be certified in writing to the disclosing Party by OV. Notwithstanding the foregoing, legal counsel to the recipient shall be permitted to retain in its files one copy of all Confidential Information to evidence the scope of and to enforce the Party’s obligation of confidentiality under this Section 12.1.

(d) Term of Obligation. The obligations under this Section 12.1 shall remain in effect from the date hereof through the seventh (7th) anniversary of the expiration or termination of this Agreement.

(e) Prior Agreements. The provisions of this Section 12.1 shall supersede and replace any prior agreements between the Parties relating to Confidential Information covered hereby, including, for the avoidance of doubt, that certain Confidentiality Agreement dated November 25, 2015 by and between 2-BBB and OV.

Section 12.2 Publicity. Upon or following the Effective Date, the Parties shall issue the press release attached hereto as Exhibit C. Neither Party shall issue any other press release or otherwise publicize this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that consent shall not be required in connection with disclosures (a) required by Applicable Law, (b) relating to previously disclosed information, and (c) expressly authorized by Section 12.1. In the event of a required press release or other public announcement, the Party making such announcement shall provide the other Party with a copy of the proposed text prior to such announcement.

ARTICLE 13

Record-keeping and Audits

Section 13.1 Records Retention. OV and its Affiliates shall maintain reasonably detailed records of Net Sales, and any other information reasonably necessary for the calculation of payments to be made to 2-BBB pursuant to this Agreement. OV shall be fully responsible for its Affiliates retention obligations herein. Each Party shall maintain reasonably detailed records of any information necessary to comply with Applicable Laws or this Agreement. OV and its Affiliates shall maintain its sales records for at least three (3) years following the date of sale.

Section 13.2 Audit Request.

(a) Audit Team. Each Party may, upon request and at its expense (except as provided for herein), cause an internationally recognized independent accounting firm selected by it (except one to whom the Auditee has a reasonable objection) (the “Audit Team”) to audit during ordinary business hours the books and records of the other Party and the correctness of any payment made or required to be made to or by such Party, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement. Prior to commencing its work pursuant to this Agreement, the Audit Team shall enter into an appropriate confidentiality agreement with the Auditee obligating the Audit Team to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than the obligations set forth in Article 13.

(b) Limitations. In respect of each audit of the Auditee’s books and records: (i) the Auditee may be audited only once per year, (ii) no records for any given year for an Auditee may be audited more than once; provided that the Auditee’s records shall still be made available if such records impact another financial year which is being audited, and (iii) the Audit Rights Holder shall only be entitled to audit books and records of an Auditee from the three (3) calendar years prior to the Calendar Year in which the audit request is made.

(c) Audit Notice. In order to initiate an audit for a particular Calendar Year, the Audit Rights Holder must provide written notice to the Auditee. The Audit Rights Holder exercising its audit rights shall provide the Auditee with notice of one or more proposed dates of the audit not less than sixty (60) days prior to the first proposed date. The Auditee will reasonably accommodate the scheduling of such audit. The Auditee shall provide such Audit Team(s) with full and complete access to the applicable books and records and otherwise reasonably cooperate with such audit.

(d) Payments. If the audit shows any under-reporting or underpayment, or overcharging by any Party, that under-reporting, underpayment or overcharging shall be reported to the Audit Rights Holder and the underpaying or overcharging Party shall remit such underpayment or reimburse such overcompensation (together with interest at a rate per annum equal to the lesser of the three (3) month LIBOR (but no less than zero percent (0%)) plus five percent (5%), as reported by The Wall Street Journal) to the underpaid or overcharged Party within forty-five (45) days after receiving the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period in excess of five percent (5%) of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Audit Rights Holder conducting the audit, for its respective audit fees and reasonable Out-of-Pocket Costs in connection with said audit, which reimbursement shall be made within forty-five (45) days after receiving appropriate invoices and other support for such audit-related costs.

(e) Definitions. For the purposes of the audit rights described herein, an individual Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has certain and respective rights to audit the books and records of the Auditee will be referred to as the “Audit Rights Holder.”

(f) Any information received by a Party pursuant to this Section 13.2 shall be deemed to be Confidential Information for purposes of Section 12.1. Such information shall be used solely for the purpose for which the audit was conducted.

ARTICLE 14

Term and Termination

Section 14.1 Term. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect on a Product-by-Product and country-by-country basis until expiration of the applicable Royalty Term (the “Term”). This Agreement may be terminated before expiration of the Term only by mutual agreement of the Parties in writing or in accordance with Section 14.2.

Section 14.2 Rights of Termination.

(a) Termination for Material Breach. In the event that a Party commits a material breach of its overall obligations under this Agreement in a manner that fundamentally frustrates the purpose of this Agreement (other than payment obligations), taken as a whole, and such material breach of its overall obligations is not cured within ninety (90) days (or such other time period as mutually agreed by the Parties), or a material breach of its payment obligations under this Agreement that is not cured within thirty (30) days, after such Party receives written notice from the non-breaching Party, which notice shall specify the nature of the breach and demand its cure, the non-breaching Party may terminate this Agreement in its entirety upon written notice to the breaching Party.

(i) Notwithstanding the foregoing, if a material breach is not susceptible to cure within the cure period specified in Section 14.2(a), the non-breaching Party’s right of termination shall be suspended only if, and for so long as, (i) the breaching Party has provided to the non-breaching Party a written plan that is reasonably calculated to effect a cure, (ii) such plan is reasonably acceptable to the non-breaching Party and (iii) the breaching Party commits to and does carry out such plan; provided, however, that, unless otherwise mutually agreed by the Parties in such plan, in no event shall such suspension of the non-breaching Party’s right to terminate extend beyond (30) days after the original cure period.

(ii) Notwithstanding the foregoing, if either Party is alleged to be in material breach and disputes such termination through the dispute resolution procedures set forth in this Agreement, then the other Party’s right to terminate this Agreement shall be tolled for so long as such dispute resolution procedures are being pursued by the allegedly breaching Party in good faith and, if it is finally and conclusively determined that the allegedly breaching Party is in material breach, then the breaching Party shall have the right to cure such material breach after such determination within the cure period provided above in this Section 14.2(a).

(b) Termination for Convenience. Prior to its expiration, OV may terminate this Agreement in its entirety, in its sole discretion, at any time upon at least one hundred and twenty (120) days prior written notice to 2-BBB for any reason.

(c) OV Right of Termination for Safety Reasons. Notwithstanding anything to the contrary in this Agreement, OV shall have the right to terminate this Agreement upon thirty (30) days written notice in the event that:

(i) a competent Regulatory Authority in a Major Country prohibits the further clinical use of the Product in the applicable country or regulatory jurisdiction within the Territory under 21 C.F.R. § 312.44 on grounds of safety (or equivalent grounds with respect to any country or regulatory jurisdiction in the Territory outside of the United States); or

(ii) a clinical hold imposed by a competent Regulatory Authority in a Major Country relating to the Product is definitively converted to “inactive status” by such Regulatory Authority under 21 C.F.R. § 312.45 on grounds of safety (or equivalent grounds with respect to any country or regulatory jurisdiction in the Territory outside of the United States), despite OV’s use of Commercially Reasonable Efforts to eliminate such clinical hold.

(d) Bankruptcy. This Agreement may be terminated by written notice by a Party at any time during the Term if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or other Insolvency Event or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make a general assignment for the benefit of its creditors.

(e) Termination for Patent Challenge. 2-BBB shall have the right to terminate this Agreement upon written notice to OV effective upon receipt, if OV or any of its wholly-owned Affiliates formally challenges the validity of any Patents that are licensed to OV under this Agreement (subject to the exceptions described in this Section 14.2(e), a “Challenge”) (other than as may be necessary or reasonably required to assert a defense, cross-claim or a counter-claim in an action or proceeding asserted by OV or any of its wholly-owned Affiliates under this Agreement against 2-BBB or any of its Affiliates or to respond to a court request or order or administrative law, request or order); it being understood and agreed that 2-BBB’s right to terminate this Agreement under this Section 14.2(e) shall not apply to any actions undertaken by an Affiliate of OV that first becomes such an Affiliate as a result of a Change of Control involving OV, where such new Affiliate was undertaking any of the activities described in the foregoing clause prior to such Change of Control; provided that 2-BBB’s right to terminate this Agreement under this Section 14.2(e) shall apply to actions undertaken by such new Affiliate if OV is the acquirer in such Change of Control and such new Affiliate does not terminate or otherwise cease participating in such action, proceeding, challenge or opposition within thirty (30) days after the effective date of such Change of Control. If a sublicensee of OV initiates a Challenge of the intellectual property described in this Section 14.2(e), then OV shall, upon written notice from 2-BBB, terminate such sublicense. Neither Party shall, and each Party shall ensure that its Affiliates and sublicensees do not, use or disclose any Confidential Information of the other Party or any nonpublic information regarding the Prosecution or enforcement of any Patents to which a Party or any of its Affiliates or sublicensees are or become privy as a consequence of the rights granted to such Party pursuant to this Agreement, in initiating, requesting, making, filing or maintaining, or in funding or otherwise assisting any other Person with respect to, any Challenge.

Section 14.3 Surviving Rights and Obligations. Any provisions required for the interpretation or enforcement of this Agreement shall survive the expiration or termination of this Agreement. Expiration or termination of this Agreement shall not relieve any Party of any obligations that are expressly indicated to survive expiration or termination. Except as otherwise expressly provided, expiration or termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such expiration or termination. If a license to intellectual property rights survives expiration or termination, the licensor Party promptly shall provide to the licensee Party (to the extent it has not previously done so) all proprietary information reasonably useful or necessary for the licensee Party to exploit such license, including reasonable technical assistance; provided that such proprietary information shall remain subject to Section 12.1 so long as it is possessed by other Party. The termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the forgoing, the provisions of Articles 1, 7, 10, 12, 13, and 14, and Sections 15.2, 15.3, 15.6, and 15.7 shall survive the termination of this Agreement.

Section 14.4 Effect of Expiration or Termination; Remaining Inventory.

(a) Upon expiration or termination of this Agreement, neither Party shall have any further rights or obligations hereunder in the Territory except pursuant to provisions that expressly survive such expiration or termination (including, for the avoidance of doubt, this Section 14.4).

(b) After expiration (but not after early termination) of this Agreement pursuant to Section 14.1, the rights and licenses granted by 2-BBB to OV under this Agreement to Develop, Manufacture and Commercialize the Product in the Field throughout the Territory shall convert to irrevocable, exclusive, royalty-free, fully paid-up, non-terminable rights and licenses, with the right to grant sublicenses (through multiple tiers).

(c) Upon early termination of this Agreement, subject to Section 14.3 and this Section 14.4, OV shall immediately discontinue and cease all use of any trademark(s) registered by 2-BBB in the Territory. Following any such termination of this Agreement, subject to Section 14.3 and this Section 14.4, 2-BBB shall have the right and option to purchase any trademark(s) registered by OV or its Affiliates for the Product on a country-by-country basis. The purchase price shall be negotiated by the Parties on a country-by-country basis in good faith on the basis of a third party willing and able to purchase such trademark(s). If the Parties are unable to come to an agreement on the purchase price within thirty (30) days (or such other days as mutually agreed upon by the Parties) of 2-BBB exercising the right and option to purchase, the Parties will appoint an independent third party valuator to conduct a valuation of such trademark(s) on the basis of how much a willing and able third party will pay for such trademark(s), and the Parties shall share the costs of such third party valuation. The valuation of the third party will be the purchase price to be paid by 2-BBB to OV.

(d) Upon termination of this Agreement in its entirety any and all rights of OV under Article 2 shall cease to exist. OV shall transfer, or cause the transfer by an Affiliate, after the full completion or early termination of the (ongoing) Clinical Trials being conducted by OV (subject to this Section 14.4(d)): (i) with respect to any Data and Regulatory Documentation for the Product resulting from any Phase 1 Clinical Trial or Phase 2 Clinical Trial (other than any randomized Phase 2 Clinical Trial) conducted by OV, OV shall provide 2-BBB with all such Data and Regulatory Documentation (subject to 2-BBB’s prior reimbursement of OV’s costs incurred in connection with shipping or otherwise providing such Data and Regulatory Documentation), and (ii) with respect to any Data and Regulatory Documentation for the Product resulting from a randomized Phase 2 Clinical Trial, Phase 3 Clinical Trial, Pivotal Clinical Trial or post-Regulatory Approval Clinical Trial (“Later Stage Data”) conducted by OV, 2-BBB and OV shall seek to negotiate in good faith a price at which 2-BBB shall obtain such Later Stage Data. However, to the extent such a transfer is not permitted under Applicable Laws for Data for which 2-BBB has elected to reimburse OV pursuant to this Section 14.4(d), OV and its Affiliates will provide 2- BBB an automatic Right of Reference or Use to such Regulatory Documentation for the Product. For clarity, in the event that 2-BBB does not elect to reimburse OV for the aforementioned shipping costs or to pay for Later Stage Data, then 2-BBB shall not be entitled to the transfer of any efficacy or other data (other than safety data) generated by such Clinical Trials.

(e) In the event of any (A) termination by 2-BBB pursuant to Section 14.2(a), (d) or (e) or (B) termination by OV pursuant to Section 14.2(b), 2-BBB shall be entitled to conclude direct license agreements with OV’s sublicensees with respect to the Product.

ARTICLE 15

Miscellaneous

Section 15.1 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the Parties concerning its subject matter and supersedes all previous negotiations, agreements and commitments with respect thereto, as of the Effective Date. This Agreement shall not be released, discharged, amended or modified in any manner except by a written instrument signed by duly authorized officers or representatives of each of the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.

Section 15.2 Governing Law. Any claim or controversy relating in any way to this Agreement shall be governed by and interpreted exclusively in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980.

Section 15.3 Dispute Resolution. The Parties shall attempt in good faith to resolve any dispute or claim between them arising out of or relating to this Agreement (“Dispute”) promptly by negotiations between executives or other representatives of the Parties with authority to resolve the Dispute. If a Dispute should arise, such representatives shall confer in person or by telephone at least once and attempt to resolve the matter. Such conference shall take place within ten (10) days of a written request therefor at a mutually agreed time and location (if the conference shall be in person).

If the Dispute is not settled within thirty (30) days of the conference or time to confer described above, either Party may submit the Dispute for arbitration. The Dispute shall be finally settled under the Rules of Arbitration (the “Rules”) of the International Chamber of Commerce (the “ICC”). The place of the arbitration shall be New York. The language of the arbitration shall be English. There shall be three (3) arbitrators, one of whom shall be appointed by each of the Parties in accordance with the Rules, and the third of whom shall be appointed by the ICC. The arbitrator appointed by the ICC shall act as the chairperson of the arbitrating body. The arbitrators shall decide the matters in the Dispute in accordance with the laws of the State of New York, without reference to the conflict of laws rules thereof or the United Nations Convention on Contracts for the International Sale of Goods.

The arbitration shall be commenced and shall proceed according to the Rules, except as otherwise provided herein. Any Confidential Information disclosed in the arbitration shall be subject to the confidentiality provisions of this Agreement. Any time period specified in the Rules shall be extended or accelerated upon the Parties’ written agreement. At the request of either Party, all time periods specified in the Rules may, at the discretion of the arbitrators, be accelerated or extended to the extent necessary to comply with the timetables specified in the Rules or for the reasonable management of the arbitration.

The procedures specified in this Section 15.3 shall be the sole and exclusive procedures for the resolution of Disputes; provided, however, that a Party may, in addition or as an alternative to seeking interim relief from the ICC, seek injunctive or other provisional judicial relief in any court of competent jurisdiction if in its reasonable judgment such action is necessary to avoid irreparable harm or to preserve the status quo.

The decision of the arbitrators shall be final and binding on all Parties to the arbitration. Judgment upon any award rendered by the arbitrators may be entered by any court having jurisdiction over the Party against whom enforcement is sought. Each of the Parties hereby consents, for the benefit of the other Party, to the service of process by certified or registered mail or by an express delivery service providing a return receipt at its address set forth for notices herein.

While the procedures set forth above are being followed, the Parties shall continue to perform their respective obligations under this Agreement. Each Party shall bear its own costs and fees, including attorneys’ fees and expenses, in connection with the arbitration, except that the arbitrators shall be empowered to assess costs and fees against any Party who the arbitrators find to have acted in bad faith or to have maintained a frivolous position in the arbitration.

Section 15.4 Partial Illegality. If any provision of this Agreement or the application thereof to any Party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by Applicable Laws. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by any Party from the terms and provisions of this Agreement in order to comply with Applicable Laws shall not be considered a breach of this Agreement.

Section 15.5 Waiver of Compliance. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver shall be effective only with respect to the specific obligation and instance described therein.

Section 15.6 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section 15.6, by registered or certified mail, postage prepaid, or by express courier service, service fee prepaid, or with a hard copy to follow via mail or express courier service, or by email upon confirmed delivery sent by the recipient in return in accordance with this Section 15.6.

To 2-BBB:	2-BBB Medicines BV
J.H. Oortweg 19
Leiden Bioscience Park
2333 CH Leiden, The Netherlands
Attention: Pieter J. Gaillard
Email: PieterGaillard@2-BBB.com

To OV:	Oncology Venture, ApS
Venlighedsvej 1
DK-2970 Hoersholm, Denmark
Attention: Dr. Peter Buhl Jensen, M.D.
Email: pbj@oncologyventure.com

With a copy to:

Dechert LLP
1900 K Street, NW
Washington D.C. 20006
Tel number: (202) 261-3440
Attention: David E. Schulman
Email: david.schulman@dechert.com

All notices shall be deemed given and received (a) if delivered by hand, immediately, (b) if sent by mail, ten (10) Business Days after posting, (c) if delivered by express courier service, three (3) Business Days in the jurisdiction of the recipient, or (d) if sent by email, the date indicated as being sent in the recipient’s email browser.

Section 15.7 Limitation on Liability. NOTWITHSTANDING THE FOREGOING, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES UNDER THIS AGREEMENT, EXCEPT TO THE EXTENT THE DAMAGES RESULT FROM A PARTY’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR ARE PAYABLE IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10 FOR LIABILITY OWED TO THIRD PARTIES.

Section 15.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 15.9 Further Assurances. From time to time, as and when requested by any Party, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as such other Party may reasonably deem necessary or desirable to carry out the intentions of the Parties embodied in this Agreement.

Section 15.10 Injunctive Relief. The Parties acknowledge and agree that, in addition to any other remedies available in law or equity, either Party shall be entitled to temporary and permanent injunctive relief in the event of a breach under this Agreement.

Section 15.11 Jointly Prepared. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 15.12 Assignment. A Party shall not have the right to assign, by operation of law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld, except that OV shall be permitted, without any need for 2-BBB’s consent, to assign any of its rights and/or obligations hereunder in whole or in part to its Affiliates, provided that OV remains liable for the performance of its obligations hereunder. Any assignment not in accordance with this Section 15.12 shall be void. Notwithstanding the foregoing, the Parties understand and agree that OV shall be entitled, upon completion of the first Phase 2 Clinical Trial for use of the Product in the Field, to assign this Agreement in its entirety to an Affiliate or a successor to all or substantially all of its business or assets to which this Agreement relates, in accordance with Section 6.1. Notwithstanding the foregoing, the Parties understand and agree that 2-BBB shall be entitled to assign this Agreement in its entirety to its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets (provided that all of the 2-BBB Intellectual Property is included in such merger, consolidation, or sale) or that portion of its business pertaining to the subject matter of this Agreement, without any need for OV’s consent.

Section 15.13 Relationship of Parties. Each Party to this Agreement is an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties. Employees and agents of one Party are not employees or agents of the other Party, shall not hold themselves out as such, and shall not have any authority or power to bind the other Party to any contract or other obligation.

Section 15.14 Force Majeure. If the performance of any obligation under this Agreement is prevented, restricted or interfered with by reason of any Force Majeure event, then the Party so affected shall be excused, upon giving prior written notice to the other Party, from such performance to the extent of such prevention, restriction or interference, provided that the Party so affected shall use Commercially Reasonable Efforts to avoid or remove such causes of nonperformance and shall continue performance to the extent reasonably possible and, in any event, at such time as the Force Majeure conditions come to an end. If the Force Majeure conditions prevent performance completely and such prevention continues for more than one hundred and eighty days (180) days, then the Parties shall attempt to negotiate a mutually acceptable compromise within the spirit and intent of this Agreement. If they are unable to reach a mutually acceptable compromise within ninety (90) days and if performance is still completely prevented at the end of that time, then the Party who is not affected by the Force Majeure conditions shall have the option, by delivery of written notice of termination to the affected Party, to terminate this Agreement with immediate effect.

Section 15.15 Severability. If any one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction or arbitrator to be void, invalid or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction and the term or provision shall be considered severed from this Agreement, unless the invalid or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable term or provision. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable, and (b) make a good faith effort to replace any invalid or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

Section 15.16 Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties hereto and their respective successors, assigns, and Affiliates.

Section 15.17 Expenses. Except as expressly provided herein (including with respect to the allocation of Out-of-Pocket Costs), each of OV and 2-BBB agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it and its Affiliates incident to the preparation, execution and delivery by it of this Agreement and the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts, consultants and employees employed by such party in connection with the preparation, execution and delivery by it of this Agreement and with the performance of its obligations contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY BLANK;
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Execution Version

The Parties have executed this Agreement as of the Effective Date to evidence their agreement to the terms and provisions set forth herein.

Oncology Venture, ApS

By:

2-BBB Medicines BV

By:

(Signature Page to Exclusive License Agreement]

Execution Version

EXHIBIT A

Clinical Development Plan

[***]

EXHIBIT B

Product

2.1.P Drug Product 2B3-101

2.1.P.1 Description and Composition of 2B3-101

2B3-101 is a sterile brown-reddish solution containing 2 mg/mL of glutathione-PEGylated liposomal Doxorubicin hydrochloride.

The drug product is supplied in 10 mL Type I clear glass vials with siliconised bromobutyl stopper and flip-off aluminium seal with blue cap. To remove the exactly labelled 10 mL volume from the vial, an overfill of 0.7 mL is applied. The qualitative composition of 2B3- 101 is listed in Table 20.

Table 20: Qualitative composition of 2B3-101

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EXHIBIT C

Press Release

[See following page]

Press release issued by Oncology Venture Sweden AB

Hoersholm, Denmark, March 2Xth 2017

Press release

Oncology Venture in-licenses 2BBB’s Phase 2 lead product ‘2B3-101’ for 2X Oncology’s pipeline

Hoersholm, Denmark; Leiden, the Netherlands, March XX 2017 – Oncology Venture Sweden AB (OV:ST) and 2-BBB Medicines BV announce today to have entered into an exclusive global license agreement on 2-BBB’s Phase 2 lead product 2B3-101 – now called 2X-111. The drug is a liposomal formulation of doxorubicin utilizing the so-called G-Technology, which enables the drug to pass the Blood Brain Barrier to enhance treatment of brain metastases and primary brain tumors. 2X-111 has demonstrated clinical activity in a phase 2 study in metastatic Breast Cancer patients and in patients with Glioblastoma (primary brain cancer) both hard to treat cancers with a huge unmet medical need. 2X-111 will be combined with its Drug Response Predictor (DRP™) as a companion diagnostic in DRP™ focused Phase 2 trials for selected, high-likelihood responder patients. The drug will be developed as a 2X Oncology Inc. pipeline drug. 2X Oncology Inc. is a spinout of Oncology Venture developing Precision medicine for Women’s cancers.

The active anticancer drug in 2X-111, doxorubicin, is an almost identical molecule to epirubicin, for which it was recently announced that the DRP™ biomarker can, with certainty, identify those patients who benefit from treatment with the drug. A retrospective-prospective validation (i.e. the highest validation level) has been achieved for the epirubicin DRP™, and 2X-111 therefore has a similar risk reduced profile (as is also the case with LiPlaCis in the Oncology Venture pipeline).

Under the terms of the agreement, Oncology Venture will be responsible for the development and commercialization of 2X-111 in oncology. Further terms of the agreement were not disclosed. Oncology Venture will, through 2X Oncology, fund and execute the mutually agreed upon clinical development plan, which includes an initial phase 2 clinical study in metastatic Breast Cancer through screening of approximately 250 patients in Denmark and potentially other countries with its DRP™ biomarker as a predictive/companion diagnostic.

“I’m excited for the opportunity to in-license the liposomal doxorubicin compound from 2-BBB. I believe that the cutting-edge science and compelling clinical data behind the drug (now called 2X-111) in combination with our unique Drug Response Predictor (DRP™) biomarker technology gives an exceptional risk reduced opportunity to develop effective treatments for hard to treat cancers,” says Adjunct Professor Peter Buhl Jensen, M.D., CEO of Oncology Venture.

“2X-111 will be developed in two focused Phase 2 trials in metastatic Breast Cancer and in Glioblastoma in 2X Oncology Inc. a precision medicines company for Women’s Cancers – a spinout from Oncology Venture,” Peter Buhl Jensen further commented.

Sijme Zeilemaker, Head of Business at 2-BBB and CEO Pieter Gaillard adds: “We are proud to see 2B3-101 move into the next phase of clinical development for such devastating diseases. Oncology Ventures spinout 2X Oncology Inc. is the right partner for the product, highly knowledgeable in difficult-to-treat cancer types, and able to enhance the efficacy by screening patients who are likely to respond using their DRP™ biomarker. The license deal further validates 2-BBB’s technology and development strategy through crucially improving medicines for patients in need.”

About 2X-111 (previously 2B3-101)

2-BBB has applied its proprietary G-Technology to its lead product 2B3-101 now 2X-111 to enhance the delivery of doxorubicin to the brain and enable better treatment of metastatic cancer types and primary brain tumors. In preclinical studies, 2-BBB has shown that conjugation of glutathione to the tips of PEGylated liposomes can provide a five-fold increased delivery of doxorubicin to the brain compared to untargeted liposomes. 2B3-101 has been studied in a phase 1/2a clinical trial in 10 clinical sites in the Netherlands, Belgium, France and the United States, confirming its tolerable safety profile in 85 patients and showing encouraging signs of anti-tumor activity in amongst others metastatic Breast Cancer and Glioblastoma (primary brain tumor).

About the Drug Response Predictor (DRP™) biomarker technology

Oncology Venture (OV) and 2X Oncology Inc. use the multi gene DRP™ from MPI (Medical Prognosis Institute A/S; MPI.ST) to select those patients that by the genetic signature in their cancer is found to have a high likelihood of response to a given drug. The goal is to develop the drug for the right patients and by screening patients with a drug-specific DRP™ biomarker before treatment the response rate can be significantly increased. This DRP™ method builds on the comparison of sensitive vs. resistant human cancer cell lines including genomic information from cell lines combined with clinical tumor biology and clinical correlates in a systems biology network. The DRP™ is based on messenger RNA from the patients’ biopsies. The DRP™ platform, i.e. the DRP™ and the PRP™ tools, can be used in all cancer types, and is patented for more than 70 anti-cancer drugs in the US. The PRP™ is used by MPI for Personalized Medicine. The DRP™ is used in Oncology Venture and 2X Oncology Inc., a spinout of OV for drug development.

About 2-BBB Medicines BV

2-BBB is created to develop medicines for the treatment of devastating brain diseases. We believe that we can transform the lives of those affected faster and more successful by combining known disease targets and compounds with established drug delivery systems united with safe targeting technology. This has led to two programs in clinical development: 2B3-101 for brain cancer and 2B3-201 for neuro- inflammatory diseases. 2-BBB is based in the Netherlands on the Leiden Bio Science Park, and its subsidiary to-BBB Taiwan Ltd. is based in Taipei, Taiwan.

About Oncology Venture Sweden AB

Oncology Venture Sweden AB is engaged in the research and development of anti-cancer drugs via its wholly owned Danish subsidiary Oncology Venture ApS. Oncology Venture has an exclusive license to use the Drug Response Predictor (DRP™) platform in order to significantly increase the probability of success in clinical trials. DRP™ has proven its ability to provide a statistically significant prediction of clinical outcomes from drug treatment in cancer patients in 29 of the 37 clinical studies that were examined. The Company uses a model that alters the odds in comparison with traditional pharmaceutical development. Instead of treating all patients with a particular type of cancer, patients’ tumors genes are screened first and only those who are most likely to respond to the treatment will be treated. Via a more well-defined patient group, the risk and costs are reduced while the development process becomes more efficient. The current product portfolio: LiPlaCis for Breast Cancer in collaboration with Cadila Pharmaceuticals, Irofulven developed from a fungus for prostate cancer and APO010 – an immuno-oncology product for Multiple Myeloma.

Oncology Venture has spun out two companies in Special Purpose Vehicles: 2X Oncology Inc. a US based company focusing on Precision medicine for women’s cancers with a pipeline of three promising phase 2 product candidates (OV currently owns 92% of the shares in 2X Oncology) and Danish OV-SPV 2 will test and potentially develop an oral phase 2 Tyrosine Kinase inhibitor.

For further information, please contact

Oncology Venture	Or	Oncology Venture
Ulla Hald Buhl, COO and		Peter Buhl Jensen, CEO
Chief IR & Communications		Mobile: +45 21 60 89 22
Mobile: +45 2170 1049		E-mail: pbj@oncologyventure.com
uhb@oncologyventure.com

2-BBB	2-BBB
Sijme Zeilemaker	Pieter Gaillard
Head of Business	CEO
Phone: +31 6 30 415 770	Phone: +31 6 21 525 000
E-mail: SijmeZeilemaker@2- BBB.com	E-mail: PieterGaillard@2-BBB.com

This information is information that Oncology Venture Sweden AB is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the contact person set out above, on March XXth 2017.

Execution Version

Schedule 1

Major Countries

United States, Canada, Germany, France, the United Kingdom, Spain, Italy, China, Japan, Russia, Brazil, and Australia.

Execution Version

Schedule 2

2-BBB Patents

²	Platform Patents and applications
a.	ITRI license _ Glutathione-based delivery system (19-12-2005)
1.	TW94147661A / TWI365754B
2.	CN1985804A / CN1985804B
3.	CN101385859A / CN101385859B
4.	JP2010150264A / JP5394944B2
5.	JP2007169252A / JP4773200B2
6.	EP1891962A1 / EP1891962B1
7.	EP2837384A1
8.	US20070141133A1 / US7446096B2
9.	US20080095836A1 / US7704956B2
10.	US20090060991A1 / US7700564B2
11.	US20090123531A1 / US8067380B2
12.	US20100166849A1 / US8569239B2
13.	US2012046445A1 / US8673863B2

b.	2-BBB owned _ Targeted intracellular delivery of antiviral agents / Conjugates for targeted drug delivery across the blood-brain barrier (21-03-2008)
1.	US2015290234A1
2.	EP2308514A2 / EP2308514B1
3.	TW201417832A / TWI537005B

²	Product-Specific Patents and applications
a.	2-BBB owned _ Glutathione-based drug delivery system (20-02-2010)
1.	NZ594310B
2.	AU2010216512B2
3.	JP5564517B2
4.	CN102316902B
5.	CA2752373B
6.	EP2398500A2
7.	US2014227185*

*	Abandoned Patent which the Parties shall seek to revive pursuant to the terms of the Agreement.

Execution Version

Schedule 3.6

Manufacturing

[***]

Execution Version

Schedule 11.2(a)

[***]

Execution Version

Schedule 11.2(d)

Third Party Obligations

[***]